UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
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Securities Exchange Act of 1934
(Amendment No. )

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DHI Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DHI GROUP, INC. 6465 South Greenwood Plaza, Suite 400 Centennial, Colorado 80111	April 2, 2026

Dear Fellow Stockholder,

I am pleased to invite you to our 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on May 15, 2026, at 11:00 a.m, Mountain Time. This year’s Annual Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the Annual Meeting by visiting meetnow.global/M44KV2J at the Annual Meeting date and time described in the accompanying Proxy Statement. A password is not required to attend the Annual Meeting. There is no physical location for the Annual Meeting.

In 2020, we decided to hold our Annual Meeting of stockholders virtually. We have continued to host the Annual Meeting as a virtual event to provide for greater participation as our stockholders are not centrally located. We believe that a virtual meeting enables greater stockholder attendance and participation from any location around the world.

In 2025, DHI advanced a focused transformation agenda, expanding product offerings across ClearanceJobs and Dice while streamlining the workforce to drive greater efficiency and scalability. The acquisition of AgileATS enhanced ClearanceJobs’ portfolio with an end-to-end solution for the government technology (GovTech) recruiting market, expanding its total addressable market and strengthening its value proposition. At Dice, we modernized the platform by significantly reducing legacy technical debt, enabling the launch of new tools that empower employer self-service and improve job discovery and candidate matching for technology professionals. These initiatives underscore our commitment to operational discipline, innovation, and long-term shareholder value.

At the Annual Meeting, we will be electing one class of directors, considering the ratification of the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, considering the approval, on an advisory basis, of the compensation of our named executive officers, considering the approval of the amendment and restatement of our Equity Award Plan authorizing the issuance of additional shares along with certain changes to plan terms and, finally, an amendment to our Employee Stock Purchase Plan to allow for additional shares available for purchase by employees and transacting such other business that may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR each of (i) the election of our director nominees, (ii) the ratification of the selection of RSM US LLP as our independent registered public accounting firm, (iii) the approval, on an advisory basis, of the compensation of our named executive officers, (iv) approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan (as amended and restated) and (v) approval of the First Amendment to the Employee Stock Purchase Plan.

You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy. Of course, you may also vote by returning the enclosed proxy card.

Thank you very much for your support of DHI Group, Inc.
Sincerely,
Art Zeile
President and Chief Executive Officer

DHI GROUP, INC. 6465 South Greenwood Plaza, Suite 400 Centennial, Colorado 80111	April 2, 2026

NOTICE OF ANNUAL MEETING

DHI Group, Inc., a Delaware corporation (the “Company”), will hold its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) virtually at meetnow.global/M44KV2J on May 15, 2026, at 11:00 a.m., Mountain Time, to:

1.Elect two Class I directors, for a term of three years, or until his or her successor is duly elected and qualified;

2.Ratify the selection of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.Hold an advisory vote to approve the compensation of our named executive officers as described in the Proxy Statement;

4.Approve the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as amended and restated;

5.Approve the First Amendment to the DHI Group, Inc. 2020 Employee Stock Purchase Plan; and

6.Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of DHI Group, Inc. (NYSE: DHX) as of the close of business on March 20, 2026, are entitled to notice of, and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available for examination 10 days prior to the Annual Meeting at our principal executive office, 6465 South Greenwood Plaza, Suite 400, Centennial, Colorado 80111.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, you are strongly encouraged to sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is virtually present at the Annual Meeting as a registered stockholder may vote virtually, thereby revoking any previous proxy. If you have any questions about the voting process, please refer to the section titled “Frequently Asked Questions About Voting and the Annual Meeting.”

Beginning on or about April 2, 2026, we will mail or otherwise make available to each of our stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials and vote online.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 15, 2026 (the “Meeting”): Both the proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available electronically at dhigroupinc.com/investors/default.aspx and www.investorvote.com/DHX.

By order of the Board of Directors,
E. Jack Connolly
Chief Legal Officer

Proxy Statement	i

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future financial condition, liquidity and results of operations, including expectations (financial or otherwise), our strategy, plans, objectives, expectations (financial or otherwise) and intentions, and growth potential. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements are subject to risks, uncertainties and other factors, which may cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, those described in Part I - Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report on Form 10-K” or “Annual Report”), elsewhere throughout the Annual Report, and those described from time to time in our past and future reports filed with the Securities and Exchange Commission. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking

Proxy Statement	ii

statements. Caution should be taken not to place undue reliance on any such forward-looking statements. Moreover, such forward-looking statements speak only as of the date of this proxy statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements, except as required by applicable law.

Market and Industry Data

The market and industry data used in this proxy statement and the accompanying materials are based on independent industry publications, customers, trade or business organizations, reports by market research firms and other published statistical information from third parties (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

Proxy Statement	iii

Table of 2
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 15, 2026

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished to the stockholders of record of DHI Group, Inc., a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies. This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “DHI,” “we,” “us,” or the “Company” refers to DHI Group, Inc., “Board” refers to our Board of Directors, “CEO” refers to our Chief Executive Officer, and “NEOs” refers to our Named Executive Officers. The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about April 2, 2026.

	Board Vote Recommendation	Page Reference (for further detail)
1. Election of two Class I Directors	FOR EACH NOMINEE	57
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	58
3. Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	60
4. Approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as amended and restated	FOR	61
5. Approval of the First Amendment to the Employee Stock Purchase Plan	FOR	71

Proxy Statement	1

Table of 2
2025 DHI Performance Highlights

2025 Highlights	2025 was a transformative year for DHI, marked by expanded product offerings across ClearanceJobs and Dice and a streamlined workforce that drove greater organizational efficiency. The acquisition of AgileATS strengthened ClearanceJobs’ portfolio by introducing a new service offering that delivers an end-to-end solution in the government technology (GovTech) recruiting market, expanding the brand’s total addressable market. Meanwhile, Dice made significant advancements to its platform, substantially reducing legacy technical debt and enabling the launch of modern tools that empower employer self-service and enhance job discovery and matching for candidates seeking technology roles.

Financial Performance
In a year shaped by unprecedented macroeconomic volatility and a softened technology hiring market coupled with headwinds in government hiring, the Company experienced a revenue decline of 10% year-over-year. Despite these near-term challenges, the Company made meaningful progress modernizing its brand platforms and strengthening differentiation in AI-driven talent acquisition and making fiscally responsible decisions. These strategic investments position the Company to capitalize on improving economic conditions and renewed hiring activity.
ClearanceJobs and Dice 2025 revenue renewal rates were 89% and 72%, respectively, while retention rates for the year were 106% for ClearanceJobs and 94% for Dice, demonstrating larger more stable clients continue to find value in its services. Our churn continued to be associated with smaller clients with less than $15,000 annual spend.

DHI's net income margin declined to -11% while our Adjusted EBITDA[1] margin increased to 27% while continuing to invest in products and services to deliver value to clients and candidates.

Cash was $2.9 million at year end and total debt was $30 million under our $100 million facility. Recognizing the continued risks inherent in the economy, the Company continued to target a leverage ratio[2] of ~1.0 times Adjusted EBITDA.

Transforming tech hiring and expanding the security-cleared hiring mission
ClearanceJobs meaningfully advanced its mission and expanded its service offering with the acquisition of AgileATS, which is a premium offering to ClearanceJobs’ clients, particularly small and mid-sized employers which lack a dedicated applicant tracking system.

ClearanceJobs launched Premium Candidate Experience, a subscription which enables security-cleared talent on the platform to pay a fee to heighten their presence to recruiters on the CJ platform, the first ever candidate monetization opportunity in CJ’s offering.

Dice launched its new Employer Experience, a comprehensive redesigned platform that modernizes tech hiring with AI-powered tools, streamlines workflows and enhances candidate targeting to help recruiters connect with qualified tech talent faster and more efficiently.

Dice also launched a modernized dashboard and job detail page to enhance performance and update match features to help candidates better evaluate job fit, making it easier find similar jobs and stay engaged with employers.

An empowered and engaged team	In recognition of DHI’s culture of inclusivity and supportive environment, the Company received several employer awards including earning Great Place to Work for the fourth year in a row, landing #44 on the list of America’s Most Loved Workplaces as featured in the Wall Street Journal, and earning a Best Company to Work for from U.S. News & World Report for the second year in a row. The Company was recognized specifically as a loved workplace for inclusivity, for parents and caregivers, and for mental health care.

(1) See Appendix A to this Proxy Statement for a description of these non-GAAP measures and reasons why management believes they provide useful information to investors.
(2) Leverage Ratio, as defined in the Company's credit agreement, is computed by dividing debt by Adjusted EBITDA.

Proxy Statement	2

Table of 2
Board and Governance Highlights

DHI is governed by a highly qualified and experienced group of directors, led by an independent chairperson. All our directors, other than our CEO Art Zeile, are independent under the listing standards of the New York Stock Exchange (“NYSE”). As illustrated below, our Board is broadly diverse in terms of tenure, personal and professional attributes.

(1) Tenure measured from date of appointment to the Board through the Record Date (as defined below).

				Committee Membership
Name of Director and Director Nominees	Age	Director Since	Independent	AC	CC	N&CG
Brian “Skip” Schipper, Chairperson of the Board, Director	65	2014	Yes			Chair
Jim Friedlich, Director	69	2015	Yes		X	X
Art Zeile, President & CEO, Director Nominee	62	2018	No
David Windley, Director	62	2019	Yes		Chair
Scipio “Max” Carnecchia, Director	63	2019	Yes	X
Elizabeth Salomon, Director Nominee	62	2020	Yes	Chair
Kathleen Swann, Director	63	2021	Yes		X	X
Joseph Massaquoi, Jr., Director	53	2023	Yes	X

Sustainability

Throughout 2025, DHI maintained its commitment to Environmental, Social, and Governance (“ESG”) and its values. We continued to make progress across our focus areas, further enhancing our sustainability disclosures in alignment with the Sustainability Accounting Standards Board Software & IT Services Sustainability Accounting Standard. We maintained a continued focus on employee engagement through comprehensive mental health resources and programs designed to promote work-life balance and overall well-being. These initiatives support employees’ physical, mental, and financial health and reflect the Company’s ongoing investment in career development and long-term professional growth.

More information regarding these and other ESG efforts is available on the Sustainability page of our website. Please note that all references to our website in this Proxy Statement are intended to be inactive textual references only. The information that appears on our website is not part of, and is not incorporated by reference into, this Proxy Statement.

Executive Compensation Highlights

Proxy Statement	3

Table of 2
We have implemented compensation practices that we believe align the interests of our NEOs with our stockholders by tying a significant portion of our NEOs’ compensation to the Company’s financial performance.

The macroeconomic environment continued to be challenging in 2025 as revenue declined 10% as compared to the 2024 period. Consistent with our pay for performance philosophy, we paid NEOs’ 2025 annual incentives at 89.5% of target for the Senior Bonus, 86.0% of target for the Brand Bonus for Mr. Farnsworth, 78.1% of target for Mr. Schildt’s Brand Bonus, and the performance-based restricted stock units (“PSUs”) granted in 2025 achieved performance at 78.4% of target. The table below summarizes the total direct compensation delivered to our NEOs for their 2025 performance.

2025 NEOs’ Total Direct Compensation at a Glance
(in thousands)

Proxy Statement	4

Table of 2
(1) Mr. Schippers served as Vice President of Finance and Controller until his appointment as Interim Chief Financial Officer effective November 15, 2024. He was appointed Chief Financial Officer effective January 28, 2025.
(2) Mr. Farnsworth served as Chief Technology Officer until his appointment as President of Dice effective January 1, 2025.
(3) Mr. Schildt served as Vice President of Sales for ClearanceJobs until his appointment as President of ClearanceJobs effective January 1, 2025.

Proxy Statement	5

Table of 2
DIRECTORS

The Board has taken a deliberate approach to Board composition to construct a Board that it believes collectively possesses the right backgrounds and experiences to oversee management decisions and guide our strategic decision-making. We have also intentionally balanced the tenure of our directors to strike the right mix of institutional knowledge and fresh perspectives.

Governance Practices Snapshot
7 of 8 directors are independent	Independent board chair
Commitment to board refreshment	Majority voting for directors
Stock ownership policy for directors and executive officers	Fully independent standing committees
Diverse board in terms of experience, viewpoints, skills, background and tenure	Regular sessions of independent directors
Board oversight of ESG initiatives	Rigorous director selection and evaluation process
Limit on outside directorships	Annual board and committee self-evaluations
All directors attended at least 75% of 2025 meetings during the time that he or she served	Commitment to corporate social responsibility

Proxy Statement	6

Table of 2
Below is a summary of the primary experience, qualifications and skills that our director nominees and continuing directors bring to the Board:

Capability	Description	Number of Directors with the Capability
Technology and Security Infrastructure	Deep insight in technology infrastructure, business prioritization, customer drivers and cybersecurity risk	●●●
Scaling a Business	Experience growing successful companies, reaching scale and maturity	●●●● ●●●●
Investment	Experience creating long-term value through investment, acquisition and growth strategies	●●●● ●●●●
Finance	Financial expert with experience in financial strategy, accounting and reporting	●●●
Sales	Experience building sales capabilities	●●●
Marketing	Marketing and brand-building capability in rapidly changing industries	●●
People and Compensation	Expertise in aligning company culture, performance, reward and talent with strategy, including remote and flexible work strategies	●●●● ●●●●
CEO Experience	Expertise shaping strategy, performance, prioritization, scale and leadership	●●●●
Governance, Risk and Compliance	Experience in public company corporate governance, privacy, compliance, policy and creating long term sustainable value	●●●● ●●●●
Human Capital Management	Knowledge of our core customer requirements as a direct customer of our product or equivalent products	●●
Biographical information for our directors is set forth below. In evaluating nominees for the Board of Directors, the Nominating and Corporate Governance Committee considers the diversity of their professional and personal backgrounds and candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes an individual’s independence, as well as consideration of background, age, skills and experience in the context of the needs of the Board.

Proxy Statement	7

Table of 2

Director Nominees
Art Zeile	Mr. Zeile possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in the software industry, extensive professional experience as a CEO and experience as a member of the board of directors of other companies.
	Art Zeile has served as a director and as the President and Chief Executive Officer of the Company since April 2018. In 2008, Mr. Zeile co-founded HOSTING, a cloud computing services company, and served as its Chief Executive Officer from 2008 until 2016. At HOSTING, Mr. Zeile formulated a strategy for a rollup of cloud services companies in the U.S. and focused on managing security and compliance for mission critical web applications. Prior to HOSTING, Mr. Zeile served as CEO of QTC Management Inc., a healthcare technology company, from 2006 to 2007. Prior to that, Mr. Zeile co-founded Inflow Inc., a public data center company, and served as its CEO from 1997 until 2005. Mr. Zeile also previously served in the United States Air Force from 1986 until 1993. Since 2016, Mr. Zeile has served on the board of directors of National Bank Holdings Corporation, an NYSE listed company, and is a member of its Audit Committee and Nominating/Governance Committee and Chairperson of its Compensation Committee. He also served as Chairman of the board of directors of Element Critical from October 2019 through October 2023. Mr. Zeile earned a bachelor’s degree in Astronautical Engineering from the U.S. Air Force Academy and a master’s degree in public policy from Harvard University. Mr. Zeile was appointed to serve on the Board because his day-to-day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.	CEO Experience

Sales

Technology and Security Infrastructure

Age 62

Director Since 2018

DHI Committee(s):		Governance, Risk and Compliance
None

Class I Director
Term Expiring 2026

Scaling a Business

Investment

People and Compensation

Proxy Statement	8

Table of 2

Director Nominees
Elizabeth Salomon	Ms. Salomon possesses specific attributes that qualify her to serve as a director, including her financial expertise and professional experience serving in leadership positions at other companies.
	Elizabeth Salomon has been a Director since December 2020. Ms. Salomon serves as a Director and on the Audit Committee for Litera, the leading provider of technology solutions to legal, corporate and life sciences companies, and as a Director and Audit Committee Chair for Sovos, a global provider of tax, compliance and trust solutions and services. Ms. Salomon also serves as an advisor for companies in the portfolio of Hg Capital, a global private equity firm focused on investments in the technology and services sectors. From 2017 to 2022, Ms. Salomon served as Chief Financial Officer for Xactly Corporation, a leading provider of sales performance management software solutions. From 2015 through 2017, Ms. Salomon served as Chief Financial Officer of Cherwell Software (now Ivanti), a provider of IT service management software, where she led them through an aggressive growth phase. From 2013 to 2014, she served as Chief Financial Officer of Marshall & Swift/Boeckh, a software, data and analytics company, and its holding company, Decision Insight Information Group, through their sale to Corelogic (now Cotality). From 2009 to 2013, Ms. Salomon served as Chief Financial Officer of Ontario Systems LLC (now Finvi), an enterprise software company providing solutions around revenue recovery and accounts receivable management. Previously, Ms. Salomon held finance and audit leadership roles at startups and public companies, including Bank of America and ChoicePoint (Lexis/Nexis). She was a senior manager in the audit practice of EY. Ms. Salomon earned a bachelor's degree from the University of Florida and is a licensed CPA. Ms. Salomon also serves on the Board of Downtown Denver Partnership, an organization dedicated to building a thriving center city. Ms. Salomon's significant financial leadership experience, particularly with technology companies and both public and private companies, her experience working across the business to drive company strategy and her experience with private equity backed companies provide helpful perspective to our board.	Finance
Investment
Independent Director of Litera
Independent Director of Litera		Scaling a Business
Age 62

Director Since 2020

DHI Committee(s):
Audit Committee

Class I Director		Governance, Risk and Compliance
Term Expiring 2026

People and Compensation

Proxy Statement	9

Table of 2

Continuing Directors
Kathleen Swann	Ms. Swann possesses specific attributes that qualify her to serve as a director, including her knowledge and experience in digital marketing and technology and her experience as a member of the board of directors of other organizations.

Kate Swann has been a Director since January 2021. Since March 2024, Ms. Swann has served as a Fractional COO for Kate Swann Advisory, a company specializing in scaling businesses for sustainable growth. Leveraging her years of experience as an operating executive, she partners with businesses to unlock value, focusing on business and product strategy, and marketing and infrastructure optimization. Throughout 2023 and until March 2024, she served as the Chief Operating Officer of Heroic Public Speaking, a company offering public speaking training for keynotes, breakouts, and workshops. Previously throughout 2022, Ms. Swann acted as a strategic advisor for various companies. Ms. Swann also previously served as the Chief Operating Officer at Purpose PBC, a social impact digital agency acquired by Capgemini, from 2020 to 2022. At Purpose, Ms. Swann developed growth strategies and business planning to ensure the company maximized its resources and mobilized talent for the greatest impact to its community and partners. Prior to joining Purpose, from 2013 to 2020 she served as Chief Operating Officer at Blue State Digital, a tech and creative agency that works with mission-driven organizations to build and mobilize communities, best known for its work with the Obama administration. Earlier in her career, Ms. Swann was the Chief Operating Officer at Frog Design, a creative design consultancy, and served in the managing director role both at Fry, an e-commerce consulting firm, and Organic, a digital marketing agency. Ms. Swann earned a Bachelor of Arts from Evergreen State College and has a Master’s degree in Performance Studies from New York University. Ms. Swann also serves as a board member at Graham Windham, and August Public. She previously served on the board of Women’s Forum of New York from 2019-2023. Ms. Swann has extensive management experience at growth stage consulting companies and digital agencies, as well as nearly continuous operation as an executive in industries closely related to the tech sector. Her expertise in digital marketing and technology provides the Board with valuable insight as the Company continues to execute on its strategy to deliver innovative products and provide best-in-class services to its customers and candidates.
Marketing

Scaling a Business

Independent Fractional COO Kate Swann Advisory		Sales

Age 63

Director Since 2021		Governance, Risk and Compliance

DHI Committee(s):
Human Capital and Compensation Committee

Nominating and Corporate Governance Committee		Investment

Class II Director		People and Compensation
Term Expiring 2027

Proxy Statement	10

Table of 2

Continuing Directors
Jim Friedlich	Mr. Friedlich possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in digital media and private equity, and his professional experience as a former executive.
	Jim Friedlich has been a director since January 2015. Since September 2016, Mr. Friedlich has served as the Chief Executive Officer and Executive Director of The Lenfest Institute of Journalism, an institute focused on innovation in journalism. Mr. Friedlich co-founded Empirical Media Advisors, a leading media consulting firm, in 2011 and served as its Chief Executive Officer until 2016. In 2001, he co-founded the media-focused private equity firm of ZelnickMedia (now ZMC) and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development - Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal, a global news and information company. Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University. Mr. Friedlich brings insight to our Board based on his experience in the private equity field and his focus on digital media.	CEO Experience

Investment

Independent CEO and Executive Director of Lenfest Institute of Journalism		Marketing

Age 69		People and Compensation

Director Since 2015

DHI Committee(s):
Human Capital and Compensation Committee		Governance, Risk and Compliance

Nominating and Corporate Governance Committee
Scaling a Business
Class II Director
Term Expiring 2027

Proxy Statement	11

Table of 2

Continuing Directors
Joe Massaquoi	Mr. Massaquoi possesses specific attributes that qualify him to serve as a director, including advising companies at all stages of growth, his history of leading strategic corporate initiatives and his experience working with public companies on financial oversight and capital allocation.
	Joe Massaquoi has served as a director since July 2023. Mr. Massaquoi currently serves as a Strategic Advisor for Traverse Meridian Group, providing CFO services to growth-stage private companies. From January 2023 through October 2025, he was a Member of the advisory council for Istari Digital, Inc. From July 2022 and through January 2024, Mr. Massaquoi served as Chief Financial Officer at H2 Clipper, Inc., a company specializing in clean hydrogen delivery. Prior to that, Mr. Massaquoi was the Chief Financial Officer of Boom Technology, Inc., a supersonic aircraft development company, from October 2020 to October 2021. Prior to Boom, Mr. Massaquoi served as Chief Financial Officer at Initium Aerospace, a Boeing seeded propulsion technology company, and in preceding executive roles at Boeing from January 2012 to October 2020. Earlier in his career he held financial executive positions at Credit Suisse, an investment bank and financial services firm, and Deutsche Bank, an investment bank and financial services firm, and consulted at Bain & Company, a management consulting company. He began his career as a financial analyst at Lehman Brothers, a global financial services firm. Mr. Massaquoi also serves on the board of Red Rocks Credit Union. Mr. Massaquoi has a BS in Physics from Morehouse College and an MBA from Harvard Business School. Over his career, he has executed over 40 M&A domestic and cross-border transactions and advised companies of all sizes on prudent capital allocation to deliver measurable results. With his more than 25 years of experience as a global Chief Financial Officer, strategic executive and investment banker working at private and public companies at varying stages of growth, Mr. Massaquoi brings valuable financial and strategic insight to the Board.	Finance

Investment

Scaling a Business
Independent Strategic Advisor for Traverse Meridian Group

Age 53		Governance, Risk and Compliance

Director Since 2023

DHI Committee(s):
Audit Committee
People and Compensation
Class II Director
Term Expiring 2027

Proxy Statement	12

Table of 2

Continuing Directors
Brian “Skip” Schipper	Mr. Schipper possesses specific attributes that qualify him to serve as a director, including his extensive industry experience, his knowledge of our core customer product, his human resources expertise and his experience as a member of the board of directors of other companies.
	Brian “Skip” Schipper has been a director since February 2014, and Chairperson of the Board since May 2019. Since May 2016, Mr. Schipper has served as the Chief People Officer for Yext, Inc., an online brand management company. From January 2014 to March 2016, Mr. Schipper led Human Resources at Twitter (now “X”), an online social media company. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon, a global e-commerce marketplace company, from June 2011 to January 2014, where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Mr. Schipper was the Chief Human Resources Officer at Cisco Systems, a digital communications technology company, from October 2006 to June 2011. He has held executive level human resources and administrative roles at Microsoft, a software company; DoubleClick, an internet advertising company; Pepsico, a food services company; Compaq, an information technology company; and Harris Corporation, an information technology services provider. Mr. Schipper holds an MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper serves on the Board of Directors and as Chair of the Compensation Committee for 1stdibs.com, Inc. Mr. Schipper’s extensive industry experience and his human resources expertise form a great combination to help our Board guide our strategy.	People and Compensation

Scaling a Business

Independent Chairperson of the Board EVP & Chief People Officer of Yext		Governance, Risk and Compliance

Age 65		Human Capital Management

Director Since 2014

DHI Committee(s):
Nominating and Corporate Governance
Investment
Class III Director
Term Expiring 2028

Proxy Statement	13

Table of 2

Continuing Directors
David Windley	Mr. Windley possesses specific attributes that qualify him to serve as a director, including his people and compensation expertise, his knowledge of our core customer product, and his experience as a member of the board of directors of other organizations.
	David Windley has been a director since February 2019. Since March 2023, Mr. Windley has served as Executive Chairman and CEO of HootRecruit, a platform that automates candidate sourcing for recruiters and hiring teams. From September 2014 to October 2023, Mr. Windley served as CEO and President of IQTalent Partners. IQTalent Partners is a professional services firm focused on talent acquisition. Prior to IQTalent Partners, Mr. Windley served as Executive Vice President, Chief Human Resources Officer, for Fusion-io, Inc., a computer hardware and software systems company, from October 2013 to September 2014. From December 2006 to September 2012, Mr. Windley worked at Yahoo! Inc, where he served as Executive Vice President, Chief Human Resources Officer. Prior to Yahoo!, Mr. Windley served as General Manager, Human Resources, for Microsoft Corporation, from December 2003 to December 2006 and as Vice President Human Resources, Business Units, for Intuit Inc., a financial software company, from December 2001 to December 2003. Mr. Windley held various positions with Silicon Graphics, Inc., a high-performance computer hardware and software company, from 1991 to 2001, culminating in Vice President, Human Resources and Co-Head of the function. Mr. Windley also serves as the Chairperson of the DHI Human Capital and Compensation Committee; on the board of directors and as Chair of the Compensation Committee at Tennant Company; on the board of AARP since 2022; and on the board of directors of PowerToFly since 2023. In the past he has served as a board chair for the Society of Human Resources Management (SHRM), the largest membership organization for human resources professionals; and on the Board of Caldwell Partners International. Mr. Windley holds a Master’s of Business Administration degree from San Francisco State University and a bachelor’s of science degree from San Diego State University. Mr. Windley’s extensive human resources experience in a variety of industries provide him with intimate knowledge of the Company’s business, which helps our Board guide our strategy.	People and Compensation

CEO Experience
Independent Executive Chairman and CEO of HootRecruit		Technology and Security Infrastructure

Age 62

Director Since 2019		Governance, Risk and Compliance

DHI Committee(s):
Chair Human Capital and Compensation Committee

Class III Director		Human Capital Management
Term Expiring 2028

Scaling a Business
Investment

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Continuing Directors
Scipio “Max” Carnecchia	Mr. Carnecchia possesses specific attributes that qualify him to serve as a director, including his experience in the operational, sales and technology industries, his extensive professional experience as a former CEO and his experience as a member of the board of directors of other companies.
	Scipio “Max” Carnecchia has been a director since February 2019. Mr. Carnecchia served as the Chief Executive Officer and as a director of Mitek Systems, Inc., a digital identity verification company, from November 2018 through June 2024. From October 2017 until July 2018, Mr. Carnecchia served as the Chief Executive Officer and board member of Illuminate Education, Inc., a market-leading Software as a Service education platform. Prior to Illuminate, Mr. Carnecchia was the President and Chief Executive Officer of Accelrys, Inc., a cloud software company, and also served on the Accelrys Board from 2009 until its acquisition in 2014. After the acquisition, Mr. Carnecchia continued to serve as Chief Executive Officer of that business, which was renamed BIOVIA. From 2001 to 2009, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000. Mr. Carnecchia has demonstrated significant leadership skills in his CEO roles at Accelrys, BIOVIA and Illuminate Education, Inc. and as Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. Mr. Carnecchia has served as a member of the boards of directors of Mitek Systems, Inc. (November 2018 through June 2024), Guidance Software, Inc. (March 2015 through September 2017), and Accelrys, Inc (June 2009 through April 2014). Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from The Stevens Institute of Technology. Mr. Carnecchia’s wealth of experience in the operational, sales, and technology industries, as well as his background as an operating executive and board member of publicly held companies, provide helpful and unique expertise to the Company.	CEO Experience

Sales

Independent Former CEO and Director of Mitek Systems, Inc.		Technology and Security Infrastructure

Age 63

Director Since 2019		Finance

DHI Committee(s):
Audit Committee

Class III Director		Governance, Risk and Compliance
Term Expiring 2028

Scaling a Business
Investment
People and Compensation

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CORPORATE GOVERNANCE

Meetings and Committees

The Board met nine times during fiscal 2025. Each director attended at least 75% of the aggregate of all the meetings of the Board and committees on which he or she served during the time that he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the Board and committees of which he or she is a member. We encourage, but do not require, our directors to attend the Annual Meeting of Stockholders. Six directors attended our 2025 Annual Meeting of Stockholders.

The following tables are summaries of our committee structure and members on each of our committees.

AUDIT COMMITTEE
The current members of our Audit Committee are Ms. Salomon, and Messrs. Carnecchia and Massaquoi. Our Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations and applicable NYSE rules. Ms. Salomon and Messrs. Carnecchia and Massaquoi meet the independence and the experience requirements of the NYSE and the federal securities laws.

Our Audit Committee oversees our accounting and financial reporting processes and the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

Elizabeth Salomon
Chair

Our Audit Committee operates under a written charter that was adopted by the Board and satisfies the applicable standards of the SEC and NYSE. A copy of the Audit Committee Charter is available on our investor website: http://www.dhigroupinc.com/investors/

Number of meetings held in 2025: 8
● appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between our management team and the independent registered public accounting firm regarding financial reporting and any other required communications described in applicable accounting standards, including critical audit matters;
● approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
● reviewing the qualifications and independence of the independent registered public accounting firm;
● reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
● reviewing the adequacy and effectiveness of our internal control over financial reporting;
● reviewing the adequacy and effectiveness of our cybersecurity program on an at least quarterly basis;
● reviewing and discussing with our management team and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;
● reviewing and maintaining the related person transaction policy to ensure compliance with applicable law and that any proposed related person transactions are disclosed as required; and
● overseeing the implementation and performance of the internal audit function.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The current members of our Nominating and Corporate Governance Committee are Messrs. Schipper and Friedlich and Ms. Swann. Our Board has determined that each of the members of the Nominating and Corporate Governance Committee meets the independence and the experience requirements of the NYSE and the federal securities laws.

Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. Our Nominating and Corporate Governance Committee is responsible for, among other things:

● recommending desired qualifications for Board and committee membership and conducting searches for potential members of our Board;
Brian “Skip” Schipper
Chair

Our Nominating and Corporate Governance Committee operates under a written charter that was adopted by the Board and satisfies the applicable standards of the SEC and NYSE. A copy of the Nominating and Corporate Governance Committee Charter is available on our investor website: http://www.dhigroupinc.com/investors/

Number of meetings held in 2025: 4
● developing and recommending to the Board corporate governance guidelines that are applicable to us;
● overseeing Board and management evaluations:
● working with the CEO to coordinate succession planning for key management positions at the Company, including the CEO position; and
● assessing the effectiveness of the Board’s diversity policy set forth in the Corporate Governance Guidelines annually.

HUMAN CAPITAL AND COMPENSATION COMMITTEE
The current members of our Human Capital and Compensation Committee are Messrs. Windley and Friedlich and Ms. Swann. Our Board has determined that each of the members of the Human Capital and Compensation Committee meet the independence and the experience requirements of the NYSE and the federal securities laws.

Our Human Capital and Compensation Committee oversees our compensation policies, plans and programs. Our Human Capital and Compensation Committee is responsible for, among other things:

● reviewing and approving the primary components of compensation for our CEO and other executive officers;
David Windley
Chair

Our Human Capital and Compensation Committee operates under a written charter that was adopted by the Board and satisfies the applicable standards of the SEC and NYSE. A copy of the Human Capital and Compensation Committee Charter is available on our investor website: http://www.dhigroupinc.com/investors/

Number of meetings held in 2025: 5
● reviewing and approving compensation and corporate goals and objectives relevant to the compensation for our CEO and other executive officers;
● periodically evaluating the competitiveness of the compensation of our CEO and other executive officers and our overall compensation plans;
● evaluating and making recommendations regarding director compensation;
● administering our equity incentive plans for our employees and directors; and
● evaluate the effectiveness of human resources systems, programs and practices to ensure the Company can attract and retain key talent.

Pursuant to its charter, our Human Capital and Compensation Committee has delegated certain day-to-day administrative and ministerial functions to our executive officers under our equity incentive plans and our 401(k) plan. The Committee has not delegated the authority to approve equity awards.

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Director Independence

We have determined that Mses. Salomon and Swann, and Messrs. Schipper, Friedlich, Carnecchia, Windley, and Massaquoi are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our Board. Additionally, each of these directors meets the categorical standards for independence established by our Board, as set forth in our Corporate Governance Guidelines, which are posted on our website. In determining director independence, the Board also reviewed and considered information about any transactions, relationships, and arrangements that do not require disclosure pursuant to Item 404(a) of Regulation S-K.

Board Leadership Structure

Mr. Zeile became President and Chief Executive Officer and a director of the Company in April 2018 and Mr. Schipper became Chairperson of the Board in May 2019. Our Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. The Board has determined that having an independent director serve as Chairperson is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations. The Board believes this split structure recognizes the time, effort, and energy the Chief Executive Officer is required to devote to the position, as well as the commitment required to serve as the Chairperson.

We also have independent Board members who bring experience, oversight and expertise from outside the Company and our industry. The Board meets as necessary in executive sessions of the non-management directors.

Audit Committee Report

The charter of the Audit Committee specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•the Company’s compliance with legal and regulatory requirements;

•the Company’s independent registered public accounting firm’s qualifications and independence;

•the audit of the Company’s financial statements; and

•the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.

In carrying out these responsibilities, the Audit Committee, among other things:

•monitors preparation of quarterly and annual financial reports by the Company’s management;

•supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets

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separately with the Company’s independent registered public accounting firm, the Company’s internal auditor, and the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer.

The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP (“Deloitte”), was the Company’s independent registered public accounting firm for fiscal year 2025 and was responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.

As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2025. During fiscal 2025, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission (the “Commission”). The Audit Committee also discussed with Deloitte matters relating to its independence, including a review of audit and non-audit fees. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte that firm’s independence.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the Commission.

The members of the Audit Committee submitting this report include:
Elizabeth Salomon (Chairperson)
Scipio (Max) Carnecchia
Joseph Massaquoi, Jr.

Corporate Governance Guidelines and Code of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, stock ownership by directors and compensation of directors, management succession and review, Board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary.

The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company

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amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.

Securities Trading Policy

The Company has adopted a Securities Trading Policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees, and the Company itself. A copy of our Securities Trading Policy was filed as Exhibit 19 to the Company’s Annual Report on Form 10-K.
Risk Management

The Board as a whole has responsibility for risk oversight. The committees of the Board play a key role in this oversight responsibility, as discussed below. The Board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity.

Committee	Area of Focused Risk Oversight
Audit Committee
•reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures;
•reviews and discusses at least annually the Company’s Code of Conduct and Ethics and procedures in place to enforce the Code of Conduct and Ethics and, if there were any amendment or waiver requests relating to the Company’s Code of Conduct and Ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests;
•reviews and discusses at least quarterly the Company’s cybersecurity program, which is the responsibility of the Company’s Chief Technology Officer; and
•reviews related party transactions and potential conflicts of interest related thereto.

Human Capital and Compensation Committee	•reviews the Company’s overall compensation program and its effectiveness at linking executive pay to performance and aligning the interests of our executives and our stockholders.
Nominating and Corporate Governance Committee	•manages risks associated with director independence.
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Risks

The Human Capital and Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Human Capital and Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Human Capital and Compensation Committee to exercise discretion to adjust incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as revenue, Adjusted EBITDA and Adjusted EBITDA Margin targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) the Company’s clawback policies, (vi) a bonus plan for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vii) internal controls on commissions paid to employees in the sales division.

It is also our policy that the Human Capital and Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation

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paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Since January 1, 2025, there have been no related person transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any current related person had or will have a direct or indirect material interest.

Policy on Transactions with Related Persons

The Company has adopted a written Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for the implementation and compliance with this Policy.

For the purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Human Capital and Compensation Committee.

Our Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of March 20, 2026 (the “Record Date”), information with respect to the beneficial ownership of our common stock, par value $0.01 per share (our “common stock”) by:

•each of our current directors or nominees and each of the named executive officers named in the Summary Compensation Table under “Executive Compensation”;
•each person or group of affiliated persons who is known to be the beneficial owner of more than 5% of our outstanding common stock; and
•all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. In computing a person’s percentage ownership of common stock, shares of common stock subject to PSUs held by that person that are scheduled to vest and settle within 60 days after March 20, 2026, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the

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percentage ownership of any other person. All unvested time-based restricted stock awards are included in each person’s beneficial ownership as these persons are entitled to voting rights upon issuance of the restricted stock awards as well as in the total number of shares of common stock outstanding and the percentage of outstanding common stock beneficially owned calculation. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Percentage of outstanding common stock beneficially owned below is based on 43,898,515 shares of our common stock outstanding on March 20, 2026.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Shares of Common Stock	Unvested Restricted Stock	Total Number of Shares of Common Stock	Percentage of Outstanding Common Stock
5% Stockholders
Pacific Ridge Capital Partners, LLC(1)	3,438,349	—	3,438,349	7.8%
Dimensional Fund Advisors LP(2)	3,298,638	—	3,298,638	7.5%
Tieton Capital Management, LLC(3)	3,008,584	—	3,008,584	6.9%
The Vanguard Group(4)	2,402,294	—	2,402,294	5.5%
Nantahala Capital Management, LLC(5)	2,374,027	—	2,374,027	5.4%

Directors, Director Nominees and Named Executive Officers
Art Zeile(6)	2,972,482	483,334	3,455,816	7.9%
Greg Schippers(6)	182,792	90,001	272,793	*
Paul Farnsworth(6)	549,087	126,668	675,755	*
Alex Schildt(6)	92,181	71,667	163,848	*
Pamela Bilash(6)(7)	507,868	40,001	547,869	*
Brian “Skip” Schipper(6)	351,073	95,041	446,114	*
Scipio “Max” Carnecchia(6)	331,850	95,041	426,891	*
Jim Friedlich(6)	340,073	95,041	435,114	*
David Windley(6)	215,143	95,041	310,184	*
Elizabeth Salomon(6)	148,173	95,041	243,214	*
Kathleen Swann(6)	118,113	95,041	213,154	*
Joseph Massaquoi, Jr.(6)	69,223	95,041	164,264	*
All current directors, executive officers, and NEOs as a group (14 persons)(7)	5,477,625	1,616,958	7,094,583	16.2%

*	1% or less
(1)Based solely on a Schedule 13G filed with the Commission on February 4, 2026, Pacific Ridge Capital Partners, LLC has sole voting power over 2,077,594 and sole dispositive power over 3,438,349 shares of common stock. The business address for Pacific Ridge Capital Partners, LLC is 4900 Meadows Rd, STE 320, Lake Oswego, OR 97035.
(2)Based solely on a Schedule 13G filed with the Commission on January 31, 2025. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power over 3,249,137 shares of the common stock and dispositive power over 3,298,638 shares of the common stock. The business address for Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746. Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trust and separate accounts (“Funds”). All securities reported in Dimensional’s Schedule 13G schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(3)Based solely on a Schedule 13G filed with the Commission on February 11, 2025, Tieton Capital Management, LLC has shared voting and dispositive power over 3,008,584 shares of common stock. The business address for Tieton Capital Management, LLC is 4700 Tieton Drive, Suite C, Yakima, WA 98908.
(4)Based solely on a Schedule 13G/A filed with the Commission on November 12, 2024, The Vanguard Group has sole dispositive power over 2,385,676 shares of common stock and shared dispositive power over 16,618 shares of common stock. The business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(5)Based solely on a Schedule 13G filed with the Commission on February 13, 2026, Nantahala Capital Management, LLC has shared voting and sole dispositive power over 2,374,027 shares of the common stock. The business address for Nantahala Capital Management, LLC is 130 Main St. 2nd floor, New Canaan, Connecticut 06840.
(6)Such person’s business address is c/o DHI Group, Inc., 6465 South Greenwood Plaza, Suite 400, Centennial, Colorado 80111.
(7)Pamela Bilash retired from her role with the Company effective April 1, 2026. The shares held by Ms. Bilash have been excluded from the total ownership because she no longer serves as an executive officer.

Equity Compensation Plan Information Table

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The following table sets forth information required by this item as of December 31, 2025 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders(2)	979,751	$—	1,789,435
Equity compensation plans not approved by security holders	—	—	—
Total	979,751	$—	1,789,435
(1)Represents PSUs (shown at the actual performance level). Does not include 2,519,669 shares of unvested restricted stock, as they have been reflected in our total shares outstanding as of December 31. 2025.
(2)Includes the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as amended and restated, and the 2012 Omnibus Equity Award Plan, as amended and restated on March 11, 2020 and, for column (c), the Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Human Capital and Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.

The Human Capital and Compensation Committee periodically reviews market director compensation levels using data from a peer group approved by the Human Capital and Compensation Committee. The competitive report and analysis are developed by Compensia, the Human Capital and Compensation Committee’s independent compensation consultant. Changes to director compensation levels or program structure are presented to the full Board for approval. While the program is not targeted to any specific market percentile or position, the overall philosophy is to ensure that overall compensation levels are competitive and appropriate while considering market practices, desired alignment with stockholders, relative Board cost compared to peers, mix of equity versus cash, and the Human Capital and Compensation Committee’s view of the Board’s performance. Based on recommendations from Compensia, the Board approved a $5,000 increase to the chairperson service fee, from $35,000 to $40,000, effective April 1, 2025, and an increase in equity compensation for board members from $110,000 to $115,000, effective as of the grant date of the 2025 equity award.

The following table shows the fiscal year 2025 cash and equity compensation for our non-employee directors. Cash compensation is paid quarterly in arrears and equity compensation is granted annually.

	Cash Compensation				Equity
	Annual Fee	AC	CC	N&CG	Compensation(1)
Service Fees	$40,000
Chairperson	$40,000	$20,000	$10,000	$7,500
Committee Member		$7,500	$5,000	$2,500
Non-employee Director					$115,000
(1)Represents target equity compensation and is awarded as restricted stock. Actual award value may differ based on the actual grant date fair value. See Notes 2 and 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions made in determining these values.

AC – Audit Committee
CC – Human Capital and Compensation Committee
N&CG – Nominating and Corporate Governance Committee
Non-employee Director - Non-employee Member of the Board of Directors of DHI Group, Inc.

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As noted in the chart above, non-employee directors also received an annual restricted stock grant with a target value of $115,000, or 96,041 shares, in May 2025 for their service on the Board, which vests in full twelve months after issuance, subject to continuous service on the Board.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal year 2025. Mr. Zeile did not receive additional compensation for his service as a director.

Director Compensation Table or Fiscal Year 2025

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brian (Skip) Schipper(2)	86,250	115,000	201,250
Jim Friedlich(2)	47,500	115,000	162,500
Scipio “Max” Carnecchia(2)	47,500	115,000	162,500
David Windley(2)	50,000	115,000	165,000
Elizabeth Salomon(2)	60,000	115,000	175,000
Kathleen Swann(2)	47,500	115,000	162,500
Joseph Massaquoi, Jr.(2)	47,500	115,000	162,500
(1) Represents the aggregate grant date fair value of restricted stock granted during the year in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. See Notes 2 and 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions made in determining these values.
(2) On December 31, 2025, this non-employee director held 95,041 shares of unvested restricted stock.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information relating to the Company’s executive officers as of April 2, 2026.

Name	Age	Position
Art Zeile	62	President and Chief Executive Officer
Greg Schippers	55	Chief Financial Officer
Paul Farnsworth	54	President Dice
Pamela Bilash(1)	67	Chief Human Resources Officer
E. Jack Connolly	38	Chief Legal Officer
Alex Schildt	48	President ClearanceJobs
Sarah Knapp	52	Chief Information Officer
Elizabeth Andora(2)	59	Chief People Officer
(1) Pamela Bilash announced her retirement as Chief Human Resources Officer effective April 1, 2026
(2) Elizabeth Andora was appointed as Chief People Officer on February 23, 2026

Art Zeile Mr. Zeile’s biographical information is disclosed above under “Director Nominees.”

Greg Schippers has served as the Company’s Chief Financial Officer since January 28, 2025. Prior to that time, Mr. Schippers was Interim CFO, Vice President of Finance and Controller for DHI having joined the company in 2014. Before joining DHI, Mr. Schippers held financial leadership roles of increasing responsibility at the Jacobson Companies from 2004 to 2014 and at Deloitte from 1994 to 2004. Mr. Schippers holds a Bachelors of Business Administration degree in accounting from the University of Iowa.

Paul Farnsworth has served as President of Dice since the company’s strategic reorganization on January 13, 2025. Prior to being named president of Dice he served as Chief Technology Officer from when he joined the Company in February 2019. In that position Mr. Farnsworth oversaw both the technology and product organizations at DHI. Prior to joining DHI, Mr. Farnsworth served as Chief Technology Officer at Reed Group, a management services and software company, from January 2016 to November 2018, where he was responsible for all aspects of technology delivery and support including: product software delivery, end user environment support, hosting, vendor strategy, client professional services, and enterprise program management. Prior to Reed Group, he was the Senior Vice President of Information at Level 3 Communications, a

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telecommunications technology company, where he led the IT Solutions Delivery Group. Earlier in his career he held technology leadership roles of increasing responsibility at Qwest Corporation, a telecommunications carrier, prior to its acquisition by CenturyLink. He has served as the Board Technology Advisor at SafeHarbor Technology Corporation and held board appointments at various startup and growth companies, advising on technology best practices and future roadmaps.

Pamela Bilash served as the Chief Human Resources Officer of the Company from January 2014 (through its acquisition of onTargetjobs) until her retirement on April 1, 2026. Ms. Bilash brought the Company more than 35 years' experience in talent management within the information industry. Prior to joining onTargetjobs, Ms. Bilash worked for Thomson Reuters, a media and information conglomerate, in roles of increasing responsibility, culminating as Senior Vice President of Human Resources for the healthcare group and serving on their Human Resources leadership team, in addition to her executive duties. Ms. Bilash is a graduate of the University of Hartford.

E. Jack Connolly has served as Chief Legal Officer since his appointment to the position in January 2025. Since joining the Company in July 2018 he has held various positions including Corporate Attorney, Senior Corporate Attorney and Vice President of Legal. Prior to joining the Company Mr. Connolly served as Assistant General Counsel at Workiva, Inc. where he worked and held various positions from 2012 to 2018. Mr. Connolly holds a B.A. in Political Science from the University of Iowa and a J.D. from Drake University Law School.

Alex Schildt has served as President of ClearanceJobs since the company’s strategic reorganization in January 2025. Prior to this appointment, Mr. Schildt served as Vice President of Sales for ClearanceJobs from 2021 to 2025. Prior to joining the Company, Mr. Schildt served Executive Vice President at Raxia from 2020 to 2021 and Vice President Sales & Marketing for Rural Physicians Group from 2018 to 2020. Prior to 2020, Mr. Schildt served in various roles with Health eCareers from 2013 through 2018, including Head of Sales. Mr. Schildt holds a Bachelor of Science degree from West Virginia University.

Sarah Knapp has served as Chief Information Officer of the Company since January 2026. Ms. Knapp joined the Company in 2021 and has held positions of increasing responsibility, including Director of Development, Vice President of Software Development, and Vice President of Technology Operations. Prior to joining the Company, Ms. Knapp spent more than fourteen years at Lumen Technologies, Inc. (formerly CenturyLink / Level 3 Communications / tw telecom), where she led technology delivery across configure-price-quote and ordering platforms. Earlier in her career, Ms. Knapp worked as a technical consultant in the United States and Europe with CGI Inc. (formerly American Management Systems). Ms. Knapp serves as a member of the board of trustees of Wonderbound and holds a BSc (with Honours) in European Informatics from Sheffield Hallam University and a MIAGe (Masters in Computing for Business) from the Université de Bordeaux.

Elizabeth Andora has served as Chief People Officer for DHI Group, Inc., since joining the Company in February 2026. Prior to DHI, she served as Chief Human Resources Officer at Maxar Technologies, where she led HR through the company’s $6.4B acquisition by Advent International and its transition from public to private ownership. She has driven executive succession, compensation strategy, organizational design, technology implementation, and talent mangement initiatives to support growth and transformation. Previously, Ms. Andora held senior HR leadership roles at Rally Software, Webroot, Sun Microsystems, and Hewlett-Packard. She holds an MBA and BA from the University of Colorado and serves on nonprofit boards in the Denver area.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section we describe the material elements of our executive compensation programs and policies and discuss the principles and objectives of our decisions with respect to 2025 compensation for our named executive officers (“NEOs”). We also provide an overview of our executive compensation philosophy and explain how the Human Capital and Compensation Committee of our Board (the “Compensation Committee” or “Human Capital and Compensation Committee” within this section) arrived at its specific compensation decisions for our NEOs in 2025.

In fiscal year 2025, our NEOs were:

Name	Title
Art Zeile	President & Chief Executive Officer
Greg Schippers(1)	Chief Financial Officer
Paul Farnsworth(2)	President of Dice
Alex Schildt(3)	President of ClearanceJobs
Pamela Bilash	Chief Human Resources Officer
(1)Mr. Schippers served as Vice President of Finance and Controller until his appointment as Interim Chief Financial Officer effective November 15, 2024. He was appointed Chief Financial Officer effective January 28, 2025.
(2)Mr. Farnsworth served as Chief Technology Officer until his appointment as President of Dice effective January 1, 2025.
(3)Mr. Schildt served as Vice President of Sales for ClearanceJobs until his appointment as President of ClearanceJobs effective January 1, 2025.

Executive Summary of Our 2025 Executive Compensation Program

Compensation Highlights

Strong Pay for Performance Culture. Our incentive program is closely aligned to Company performance. Annual bonuses are determined solely by objective, ambitious performance metrics, while fifty percent of our CEO’s long-term incentives are awarded in the form of Performance Share Units (PSUs).

Metrics That Drive Strategic Execution. Our primary goals in 2025 were to drive profitable Bookings(1) and revenue growth. Our use of revenue, Adjusted EBITDA(1) and Adjusted EBITDA Margin(1) for our Senior Bonus Plan, revenue by brand for our Brand Bonus Plans, and our use of Bookings(1) for our long-term incentive plan reward our NEOs for advancing these goals.

Compensation That Motivates and Aligns Executives and Stockholders. In reviewing NEOs’ compensation packages, the Human Capital and Compensation Committee takes care to balance the need to provide competitive compensation that motivates our team while aligning pay outcomes with long-term stockholder value creation.

Pay Mix Emphasizes Performance. Base salary constitutes the smallest component of NEOs’ compensation. In 2025, 76% of our CEO’s compensation was variable based on performance outcomes; for other NEOs, on average 52% of compensation was variable.

(1) See Appendix A to this Proxy Statement for the definitions of Bookings, Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the nearest GAAP financial measure.

2025 Performance and Total Direct Compensation Snapshot

In a challenging macro-economic environment, the Company finished the full year with a total revenue decrease while increasing its Adjusted EBITDA Margin(1) to 27%, including:

•Revenue for the year ended December 31, 2025 was $127.8 million compared to $141.9 million for the same period in 2024 representing decrease of $14.1 million, or 10%.
•Bookings(1) for the year ended December 31, 2025 was $125.8 million compared to $140.6 million for the same period in 2024 representing a decrease of $14.7 million, or 10%.
•Net loss for the year ended December 31, 2025 was $13.5 million, a margin of negative 11% compared to net income of $0.3 million, a margin,of 0% in the prior year period.
•Adjusted EBITDA(1) for the year ended December 31, 2025 was $35.1 million compared to $35.3 million in the prior year period and Adjusted EBITDA Margin(1) for the year ended December 31, 2025 was 27% compared to 25% in the same period of the prior year.

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	2025	2024	Change %
	($ in thousands)
Revenues	$127,826	$141,926	(10)%
Net income (loss)	$(13,510)	$253	N/M
Net income (loss) margin	(11)%	—%	N/M

Adjusted EBITDA[1]	$35,103	$35,313	(1)%
Adjusted EBITDA Margin[1]	27%	25%	N/M
(1) See Appendix A to this Proxy Statement for the definition of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the nearest GAAP financial measure.

Consistent with our performance, our annual cash Senior Bonus paid out at 89.5% of target for each NEO, cash Brand Bonus for Dice for Mr. Farnsworth paid out at 86.0% of target, cash Brand Bonus for ClearanceJobs for Mr. Schildt paid out at 78.1%, and the PSUs granted in 2025 were earned at 78.4%. The graphs below illustrate the amounts and mix of pay delivered to our NEOs for performance in 2025.

2025 NEOs Total Direct Compensation at a Glance
(in thousands)
(1) Mr. Schippers served as Vice President of Finance and Controller until his appointment as Interim Chief Financial Officer effective November 15, 2024. He was appointed Chief Financial Officer effective January 28, 2025.
(2) Mr. Farnsworth was appointed President of Dice effective January 1, 2025.
(3) Mr. Schildt was appointed President of ClearanceJobs effective January 1, 2025.

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Consideration of Stockholder Views

At our 2025 annual meeting, our compensation program for our NEOs was approved by the holders of approximately 79.1% of votes cast at the meeting. Thus, the Human Capital and Compensation Committee believes that the results of this “say-on-pay” vote supports its view that the executive compensation program is appropriate, and accordingly determined not to make any changes to the overall design of the program as a result of the most recent say-on-pay vote.

What We Do	What We Don’t Do
Maintain Complete Independence. All members of the Human Capital and Compensation Committee are independent and review our compensation philosophy and practices on an ongoing basis.
No New Excise Tax “gross-ups.” We have a policy under which tax gross-up provisions are not included in employment agreements with new employees or added to existing employment agreements with current employees that do not already contain a tax gross-up provision.

Clear Target and Maximum Awards. We have established explicit threshold, target and maximum awards under our annual and long-term incentive programs.	Outsized Perquisites. We limit perquisites to items that serve a reasonable business purpose, and generally do not provide other special benefits to our NEOs.
Limited Discretion. The Human Capital and Compensation Committee has limited discretion to increase or decrease an NEO’s variable compensation based on individual and/or Company performance.	Loans. We do not make loans to executive officers of the Company.

Establish Ambitious Goals. 2025 targets under our annual and long-term awards were set to drive operational execution with consideration of macroeconomic factors and observable trends in the marketplace.

Employee Hedging or Pledging. We do not allow our directors, officers or employees or their related parties to purchase the stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.

Pay for Performance. A substantial majority of our NEOs’ compensation is variable and contingent upon the achievement of objective corporate performance goals, as well as other objective measures of success.
Dividends Pre-vesting. We do not pay cash dividends on unearned and unvested equity awards held by NEOs or any other equity award holders.

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Attentive to Stockholder Advisory Votes and Views. Our Human Capital and Compensation Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage our stockholders on corporate governance matters.

No Repricing. Our equity plans do not allow repricing of stock option or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the Company.

Closely Monitor Risks. We annually assess risks associated with our compensation program to determine that the risks associated with our compensation policies and practices do not encourage excessive risk-taking.
No Evergreen Provisions. We do not include evergreen provisions in our equity plans.

Clawback Policies. We have clawback policies in which the Company may, under certain circumstances as specified in the policy, seek reimbursement of annual or performance-based compensation awards made to covered officers.

Independent Compensation Consultant. We retain an independent compensation consultant, Compensia, as an advisor to provide market research and analysis, advice and guidance on executive compensation.
Active Stockholder Engagement on Compensation. In addition to an annual “Say-on-Pay” advisory vote, we periodically engage with stockholders to discuss our incentive compensation plans.
Stock Ownership Guidelines. We require our directors and executive officers to hold shares of Company stock pursuant to our equity ownership guidelines.

Compensation Philosophy and Objectives

Our compensation philosophy and practices are integral to our objective of being an employer of choice, with competitive pay and benefits. We operate with a pay-for-performance philosophy. A significant portion of their target compensation is variable at-risk pay tied to financial performance, corporate objectives and stock price performance in the form of annual cash and long-term equity incentive awards.

We aim to establish compensation plans that align the performance of our NEOs with our business plan and strategic objectives and promote the interests of stockholders by focusing management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.

Finally, it is a key objective to ensure that compensation provided to NEOs remains reasonable and responsible, yet competitive, relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be competitive to attract and motivate talented leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.

Incentive Compensation Programs Overview

We use an annual Senior Bonus Plan, Brand Bonus Plans for Mr. Farnsworth and Mr. Schildt, and a Long-Term Equity Incentive Program (“LTIP”) to create a strong link between NEOs’ incentive compensation opportunities and organizational goals and objectives. The Human Capital and Compensation Committee reviews the overall design and specific metrics of each program annually to validate that they drive strategic execution, align with value creation for stockholders and are understood by all senior leaders that participate in the programs.

Senior Bonus Plan. Our Senior Bonus Plan is designed to reward NEOs and other senior executives for financial performance in line with our short-term objectives. For 2025, the Human Capital and Compensation Committee utilized two financial metrics: a revenue target that determines 60% award funding and a combined Adjusted EBITDA Margin and dollar

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target threshold, which determines 40% award funding. This weighting reflects the Committee’s decision to shift from an equal 50%/50% allocation in the prior year, increasing emphasis on revenue as the primary driver of shareholder value while preserving focus on profitability. All NEOs participate in the Senior Bonus Plan.

Brand Bonus Plans. Our Brand Bonus Plans are designed to reward Mr. Farnsworth, President of Dice, and Mr. Schildt, President of ClearanceJobs, for performance based on a revenue target for each of Dice and ClearanceJobs, respectively. The revenue target determines 100% of award funding for the Brand Bonus Plans in 2025.

Long-Term Equity Incentive Program. Our LTIP consists of a combination of PSUs and restricted stock, which the Human Capital and Compensation Committee selected for their strong retentive impact and linkage to stockholder experience. This structure directly ties compensation to growth in our Bookings for the PSUs, which in turn correlates to our long-term value creation potential, while restricted stock rewards executives in line with increases in the market value of our stock.

How We Establish Executive Compensation Levels

The Human Capital and Compensation Committee regularly reviews our executive compensation program to:

•evaluate the performance of our NEOs;
•determine annual, performance-based cash bonuses for our NEOs under our Senior Bonus Plan and Brand Bonus Plans for the prior fiscal year;
•establish the individual and corporate performance objectives for each NEO for the current fiscal year;
•set base salaries for our NEOs for the next fiscal year;
•determine the portion of total compensation that will be contingent, performance-based pay; and
•consider and approve any grants of equity incentive compensation.

Our Human Capital and Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Human Capital and Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets.

Our Human Capital and Compensation Committee, in consultation with our independent compensation consultant, Compensia, and Mr. Zeile (except with respect to Mr. Zeile’s own compensation), establishes targeted annual cash compensation levels (and maximum achievable compensation) for each NEO by determining each NEO’s base salary and amount of cash bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Human Capital Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base salary is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus plan. As a general proposition, the Human Capital and Compensation Committee attempts to determine the overall best mix of fixed and variable compensation for each NEO. In making this determination, the Human Capital and Compensation Committee is guided by the compensation philosophy described above. The Human Capital and Compensation Committee, in consultation with our compensation consultant, Compensia, also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of, as well as total, executive compensation for the NEOs because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Human Capital and Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies established taking into consideration the advice of its independent compensation consultant, Compensia, and the overall effectiveness of our compensation program in achieving desired performance levels.

Peer Selection Process. The peer group of companies was selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income and number of employees), business focus, business strategy, growth trajectory and industry. The Human Capital and Compensation Committee reviews the peer group of companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the core peer companies. The companies included in this group may change from year to year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.

The Human Capital and Compensation Committee, taking into account the advice of Compensia, identified the following peer group of companies for 2025 based on size and business focus for comparison purposes in determining

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compensation:

2025 Peer Group Companies
American Software	RDE
Ausre Software	Smith Micro Software
Brightcove	SoundThinking
CoreCard	Synchronoss Technologies
Edgio	The Arena Group Holdings
eGain	Travelzoo
Information Services Group	TrueCar
Liquidity Services	Upland Software
Marchex	Veritone
Mastech Digital	Weave Communications

Changes to the peer group from 2024 to 2025 were due to two existing peer companies having been acquired or undergoing acquisition (AdTheorent Holding Company and PFSweb), and thus two additional companies were added to the 2025 peer group (RDE and Upland Software). The process of selecting these additional companies included a review of the financial comparability (primarily revenue and market cap), as well as headcount, growth, and business focus.
Internal Pay Equity. We believe that internal pay equity is an important factor in establishing compensation for our NEOs. The Human Capital and Compensation Committee reviews compensation levels to ensure that appropriate pay equity exists, which is determined in the Human Capital and Compensation Committee’s discretion based on our Human Capital and Compensation Committee members’ experience with, and knowledge of, other companies’ practices and the relative performance and criticality of our executives. The Human Capital and Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.

Determination of Total Compensation. A key objective is to ensure the compensation provided to NEOs remains reasonable, responsible, and competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that overall compensation levels be sufficiently competitive to attract and motivate talented leaders to achieve superior results. At the same time, our executive compensation programs are intended to be balanced with our focus on controlling costs.

In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility and the position undertaken by each NEO. Total compensation generally increases with position level and responsibility. As a result, total compensation is higher for individuals with greater responsibility and ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increase, a greater portion of the NEO’s total compensation is performance-based pay contingent on the achievement of performance-based objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Determination of New Executive Compensation. When hiring an NEO, the Human Capital and Compensation Committee takes into consideration several factors, including: (i) peer market data, as provided by Compensia, (ii) level of responsibility and influence of NEO, and (iii) internal pay equity. In order to attract and retain talented NEOs, we must ensure that overall compensation is competitive while also consistent with our focus on controlling costs.

Benchmarking

Benchmarking is one factor the Human Capital and Compensation Committee uses in determining compensation levels of the NEOs. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Human Capital and Compensation Committee determines whether an NEO should receive an increase in salary, the Human Capital and Compensation Committee sometimes reviews independent compensation studies to compare compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace. Compensia, our compensation consultant, conducted a comprehensive review of our compensation programs for executive officers in 2024 to assist in establishing the 2025 executive compensation program. The purpose of these reviews was

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to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2025, the Human Capital and Compensation Committee took into account the compensation consultant’s analysis to evaluate and determine the compensation for our NEOs.

Management’s Role in the Compensation-Setting Process

Our CEO plays a significant role in the compensation-setting process for each other NEO. Our CEO evaluates the NEO individual performance and recommends business performance targets and objectives. Additionally, the CEO recommends annual base salary, bonus levels and stock awards for other executive officers. All recommendations of our CEO are subject to Human Capital and Compensation Committee modification and approval. The Human Capital and Compensation Committee discusses the recommendations with our CEO and then makes its decisions in its sole discretion. The Human Capital and Compensation Committee alone assesses our CEO’s performance, discusses his compensation, performance targets and objectives, and determines his compensation.

Our CEO helps the Human Capital and Compensation Committee set its agenda for meetings and participates in committee meetings at the Human Capital and Compensation Committee’s request. Other NEOs also prepare information for each Human Capital and Compensation Committee meeting and participate as requested.
Role of Compensation Consultant
In 2025, the Human Capital and Compensation Committee retained Compensia as its independent compensation advisor. Compensia possesses special expertise and extensive experience in our industry and has no business other than advising boards and management teams on executive compensation issues. The Human Capital and Compensation Committee considered these, and other factors required by the Commission and NYSE, in selecting Compensia.

In 2025, Compensia worked in collaboration with the Company’s management at the Human Capital and Compensation Committee’s direction to review management’s recommendations to the Human Capital and Compensation Committee and to provide information and guidance to management on the Human Capital and Compensation Committee’s behalf. As the Human Capital and Compensation Committee’s consultant, Compensia provided input directly to the Human Capital and Compensation Committee and attended portions of the Human Capital and Compensation Committee’s meetings, including its executive sessions at which management was not present, as required by the Human Capital and Compensation Committee, and in order to support the Human Capital and Compensation Committee’s independent decision-making.

Compensia does not provide any services to management. Prior to engaging Compensia, the Human Capital and Compensation Committee considered their independence in accordance with the terms of the Human Capital and Compensation Committee Charter and NYSE rules. The Human Capital and Compensation Committee determined that Compensia is independent and did not identify any conflicts of interest.

Elements of Executive Compensation

The three primary elements of our executive compensation programs are: (1) base salary, (2) annual performance-based cash bonuses, and (3) long-term equity incentives. In determining the level of pay for each component, the Human Capital and Compensation Committee holistically considers the other components of executive compensation and the mix of performance pay to total compensation.

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Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Qualifications, experience and industry knowledge, quality and effectiveness of leadership, scope of responsibilities, individual goals and objectives and past performance.	Provides competitive level of fixed compensation, with actual salaries determined based on the facts and circumstances of each NEO and competitive market practices. Reviewed annually with adjustments, if any, implemented effective as of January. In considering the elements of base salary rewards, the Human Capital and Compensation Committee does not apply any specific weighting to each element.

Annual Performance-Senior Bonus Plan (Cash)	Achievement of specified performance objectives with a short-term (annual) time horizon. Performance levels are established to incentivize our management to achieve or exceed corporate performance objectives. The Human Capital and Compensation Committee maintains flexibility to make additional discretionary awards based on individual performance, although it infrequently utilizes this discretion and did not do so for 2025.

Motivate participants to meet or exceed corporate financial performance objectives during the year, reviewed and approved by the Human Capital and Compensation Committee.

For 2025, performance is measured based on revenue (weighted 60%) and an Adjusted EBITDA Margin target with an Adjusted EBITDA dollar threshold (combined, weighted 40%). The Human Capital and Compensation Committee selected these measures because both are critical in assessing the success of our business performance while revenue has the higher correlation with stockholder value. Use of objective overall corporate performance metrics fosters teamwork and ensures executives work together in the interest of overall performance. See also Appendix A for further discussion of these measures.

Annual Performance-Brand Bonus Plan (Cash)	Achievement of specified Revenue objectives with a short-term (annual) time horizon. Performance levels are established to incentivize brand Presidents, specifically Mr. Farnsworth and Mr. Schildt, to achieve or exceed each Brand’s Revenue target.	Motivate participant to meet or exceed Brand Revenue targets during the year, as established by the Human Capital and Compensation Committee.

The Human Capital and Compensation Committee selected Revenue as the measure as it is the primary driver of value. The use of brand specific metrics provides direct accountability and clear ownership of brand performance for each respective brand President.
Long-Term Equity Incentives •50% PSUs •50% restricted stock	Achievement of objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods.

Vesting requirements promote retention of highly valued members of management, including our NEOs.	The Human Capital and Compensation Committee views equity compensation as the most effective means of creating a long-term link between executive compensation and gains realized by our stockholders. Annual awards of restricted stock and PSUs vest over a period of time, typically over 3-years, and provide an at-risk, variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of the Company’s common stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value. The PSU portion of the award is based on Bookings achieved during year one, and thereafter vest in equal annual installments over a period of three years from the grant date, beginning on the date such PSUs are earned, as Bookings momentum is a key indicator of our long-term growth.

Long-term equity incentives constitute the most significant component of each NEO’s overall compensation to closely align executives’ pay outcomes with stockholder interests.

Base Salary

The following table sets forth the base salaries for our NEOs as of December 31, 2025 and 2024. Increases for Messrs. Farnsworth and Schildt were approved as a result of their expanded roles and responsibilities upon being appointed President of Dice and President of ClearanceJobs, respectively, on January 1, 2025. Mr. Schildt’s base increase also includes benchmarking compensation with competitive peer market data as provided by Compensia and transferring a significant amount from his previous commission-based sales incentive pay to fixed base salary. Mr. Schippers’ base salary increase was a result of appointing him as Chief Financial Officer effective January 28, 2025.

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Name	Title	Base Salary for 2025 ($)	Base Salary for 2024 ($)	% Change
Art Zeile	President & Chief Executive Officer	$577,500	$577,500	—%
Greg Schippers(1)	Chief Financial Officer	$320,000	$285,310	12%
Paul Farnsworth(2)	President Dice	$430,000	$410,000	5%
Alex Schildt(3)	President ClearanceJobs	$325,000	$222,500	46%
Pamela Bilash	Chief Human Resources Officer	$365,000	$365,000	—%
(1)Mr. Schippers served as Vice President of Finance and Controller until his appointment as Interim Chief Financial Officer effective November 15, 2024. He was appointed Chief Financial Officer effective January 28, 2025.
(2)Mr. Farnsworth served as Chief Technology Officer until his appointment as President of Dice effective January 1, 2025.
(3)Mr. Schildt served as Vice President of Sales for ClearanceJobs until his appointment as President of ClearanceJobs effective January 1, 2025.

Senior Bonus Plan

At the beginning of the year, the Human Capital and Compensation Committee set target bonuses for our NEOs, as a percentage of their base salaries. The following table shows the target bonus opportunities approved for 2025:

Name	Title	Target Bonus as a Percentage of Salary (%)	Target Bonus Amount ($)
Art Zeile	President & Chief Executive Officer	100%	$577,500
Greg Schippers(1)	Chief Financial Officer	50%	$160,000
Paul Farnsworth(2)	President Dice	20%	$86,000
Alex Schildt(3)	President ClearanceJobs	20%	$65,000
Pamela Bilash	Chief Human Resources Officer	50%	$182,500
(1)Mr. Schippers served as Vice President of Finance and Controller until his appointment as Interim Chief Financial Officer effective November 15, 2024. He was appointed Chief Financial Officer effective January 28, 2025.
(2)Mr. Farnsworth was appointed President of Dice effective January 1, 2025. Mr. Farnsworth also participated in the Brand Bonus Plan in 2025 with a 30% of base salary target, see Brand Bonus Plan below for target and payout for the plan..
(3)Mr. Schildt was appointed President of ClearanceJobs effective January 1, 2025. Mr. Schildt also participated in the Brand Bonus Plan in 2025 with a 30% of base salary target, see Brand Bonus Plan below for target and payout for the plan.

Senior Bonus Plan Funding. For 2025, the Human Capital and Compensation Committee used revenue and Adjusted EBITDA as the performance measures to determine funding for the Senior Bonus Plan, setting ambitious goals for each measure. For the revenue target, achievement is measured according to the actual revenue achieved divided by target revenue. Actual revenue achieved must equal or exceed 85% of target revenue for 50% of the revenue bonus portion to be earned. If actual revenue equals or exceeds 85% of target revenue, then the bonus related to the target is earned on a pro-rata basis up to 100% achievement at 100% of target revenue. For the Adjusted EBITDA target, if actual Adjusted EBITDA Margin equals or exceeds 24% and actual Adjusted EBITDA equals or exceeds $31.0 million, both after the Senior Bonus Plan payout, the bonus related to the Adjusted EBITDA target is fully earned. If adjusted EBITDA Margin is less than 24% or if Adjusted EBITDA is less than $31.0 million, both after the Senior Bonus Plan payout, the bonus related to the Adjusted EBITDA target is not earned. If actual results exceed both the revenue target and the Adjusted EBITDA target, the bonus earned will increase by 10% for each 1% of actual revenue over target not to exceed 200%. The 2025 Senior Bonus Plan at December 31, 2025 covers other members of senior management beyond our NEOs.

	Actual 2025 Revenue	Target 2025 Revenue	Actual 2025 Adjusted EBITDA (1)(2)	Target 2025 Adjusted EBITDA (1)(2)	Actual 2025 Adjusted EBITDA Margin (1)(2)	Target 2025 Adjusted EBITDA Margin (1)(2)	2025 Bonus Plan Funded Amount (3)	2025 Bonus Plan Funded Percentage
	(dollars in millions)
Senior Bonus Plan	$127.8	$134.9	$35.1	$31.0	27%	24%	$1.9	89.5%
(1)See Appendix A to this Proxy Statement for the definitions of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the nearest GAAP financial measure.
(2)Actual Adjusted EBITDA and Adjusted EBITDA Margin includes the Senior Bonus Plan payout.

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(3)Represents total plan funding, including NEOs.

The 2025 Senior Bonus Plan payouts for each of our NEOs were as follows:

Name	Annual Base Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus Amount ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus Amount ($)
Art Zeile	$577,500	100%	$577,500	89.5%	$517,042
Greg Schippers(1)	$320,000	50%	$160,000	89.5%	$143,250
Paul Farnsworth(2)	$430,000	20%	$86,000	89.5%	$76,997
Alex Schildt(3)	$325,000	20%	$65,000	89.5%	$58,195
Pamela Bilash	$365,000	50%	$182,500	89.5%	$163,394
(1)Mr. Schippers served as Vice President of Finance and Controller until his appointment as Interim Chief Financial Officer effective November 15, 2024. He was appointed Chief Financial Officer effective January 28, 2025.
(2)Mr. Farnsworth was appointed President of Dice effective January 1, 2025.Mr. Farnsworth also participated in the Brand Bonus Plan in 2025 with a 30% of base salary target. See Brand Bonus Plan below for target and payout for the plan.
(3)Mr. Schildt was appointed President of ClearanceJobs effective January 1, 2025. Mr. Schildt also participated in the Brand Bonus Plan in 2025 with a 30% of base salary target. See Brand Bonus Plan below for target and payout for the plan.

Brand Bonus Plan

At the beginning of the year, the Human Capital and Compensation Committee set target bonuses based on Revenue by brand for Messrs. Farnsworth and Schildt as a percentage of their base salaries. The aggregate target of the Senior Bonus Plan and the Brand Bonus Plan for Messrs. Farnsworth and Schildt is 50% of their respective base salaries. The following table shows the target brand bonus opportunities approved for 2025:

Name	Title	Target Bonus as a Percentage of Salary (%)	Target Bonus Amount ($)
Paul Farnsworth(1)	President Dice	30%	$129,000
Alex Schildt(2)	President ClearanceJobs	30%	$97,500
(1)Mr. Farnsworth was appointed President of Dice effective January 1, 2025. Mr. Farnsworth also participated in the Senior Bonus Plan in 2025 with a 20% of base salary target. See Senior Bonus Plan above for target and payout for the plan.
(2)Mr. Schildt was appointed President of ClearanceJobs effective January 1, 2025. Mr. Schildt also participated in the Senior Bonus Plan in 2025 with a 20% of base salary target. See Senior Bonus Plan above for target and payout for the plan.

Brand Bonus Plan Funding. For 2025, the Human Capital and Compensation Committee used revenue by brand as the performance measure to determine funding for the Brand Bonus Plan, setting ambitious goals. For the revenue target, achievement is measured according to the actual revenue achieved divided by target revenue. Actual revenue achieved must equal or exceed 85% of target revenue for 50% of the revenue bonus portion to be earned. If actual revenue equals or exceeds 85% of target revenue, then the bonus related to the target is earned on a pro-rata basis up to 100% achievement at 100% of target revenue. If actual results exceed the revenue target, the bonus earned will increase by 10% for each 1% of actual revenue over target not to exceed 200%.

	Actual 2025 Revenue	Target 2025 Revenue	2025 Bonus Plan Funded Percentage
	(dollars in millions)
Brand Bonus Plan - Dice	$72.9	$76.1	86.0%
Brand Bonus Plan - ClearanceJobs	$54.9	$58.7	78.1%

The 2025 Brand Bonus Plan payouts for the brand Presidents were as follows:

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Name	Annual Base Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus Amount ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus Amount ($)
Paul Farnsworth(1)	$430,000	30%	$129,000	86.0%	$110,904
Alex Schildt(2)	$325,000	30%	$97,500	78.1%	$76,166
(1)Mr. Farnsworth was appointed President of Dice effective January 1, 2025. Mr. Farnsworth also participated in the Senior Bonus Plan in 2025 with a 20% of base salary target. See Senior Bonus Plan above for target and payout for the plan.
(2)Mr. Schildt was appointed President of ClearanceJobs effective January 1, 2025. Mr. Schildt also participated in the Senior Bonus Plan in 2025 with a 20% of base salary target. See Senior Bonus Plan above for target and payout for the plan.

Long-Term Equity Incentives

For 2025, the Human Capital and Compensation Committee used restricted stock and PSUs as long-term incentive vehicles as they serve to align the interests of executives with those of the stockholders, support a pay-for-performance culture, and foster employee stock ownership while encouraging retention and increasing stockholder value.

In determining the number of shares of restricted stock and/or PSUs to be granted to each NEO for 2025, the Human Capital and Compensation Committee considered (1) the individual’s position, scope of responsibility and ability to affect Company performance and stockholder value; (2) the Human Capital and Compensation Committee’s evaluation of the NEO’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of restricted stock and PSUs in relation to such other elements of total compensation.

In addition, the Human Capital and Compensation Committee considered the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken into account in determining the relative size of awards granted to the NEOs to ensure there is sufficient value available for grants to the other eligible employees of the Company; and (2) the NEO’s unrealized value from previous grants, including the number of shares of restricted stock and PSUs currently held and the level of restricted stock and PSUs granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Human Capital and Compensation Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year. None of these factors were determinative in the Human Capital and Compensation Committee’s decisions, nor was the impact of any one factor determinable.

The Human Capital and Compensation Committee typically approves grants annually at its first quarter meeting, but also makes grants from time-to-time in connection with new hires, promotions, and our top performers.

In January 2025, for all NEOs, the Human Capital and Compensation Committee approved the following restricted stock and/or PSU grants. The Target Long-Term Award Opportunity changed from 2024 to 2025 for the following NEOs: Mr. Zeile’s decreased 29%, Mr. Schippers’s increased 100%, Mr. Farnsworth’s decreased 20%, Mr. Schildt’s increased 220%, and Ms. Bilash’s decreased 64%. The change in Target Long-Term Award Opportunity for Messrs. Zeile and Farnsworth and Ms. Bilash was driven by market data provided by Compensia and the number of shares the Company had available to grant. The increase in Target Long-Term Award Opportunity for Messrs. Schippers and Schildt was a result of their increased role and responsibilities in 2025, while giving consideration to peer group market data as provided by Compensia.

Name	Target Long-Term Award Opportunity ($)[1]	Component Mix (PSU/Restricted Stock) (%)	2025 Restricted Stock Awards (#)	2025 PSU Awards (#)
Art Zeile	$1,500,000	50/50	250,000	250,000
Greg Schippers	$210,000	50/50	35,000	35,000
Paul Farnsworth	$480,000	50/50	80,000	80,000

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Alex Schildt	$240,000	50/50	40,000	40,000
Pamela Bilash	$150,000	50/50	25,000	25,000
(1)Target value was determined based on an estimated grant date fair value of $3.00 for each restricted stock and PSU award.

Restricted Stock

All NEOs’ restricted stock grants vest one-third on each of the first three anniversaries of the grant date, subject to continued employment as of each vesting date.

Performance Stock Units

Under the PSU program, performance relative to the achievement of 2025 Bookings is measured pro-rata against Bookings targets for the year ended December 31, 2025. Actual Bookings achieved must equal 80% of target Bookings for 50% of the PSUs to be earned. If actual Bookings exceeds 80% of Bookings target, then the remaining 50% PSU achievement is earned on a pro-rata basis up to 100% achievement at 100% of Bookings target. If actual Bookings results exceed target, then the PSUs earned will increase by 12.5% for each 1% of actual Bookings over target, not to exceed 200% achievement.

The number of PSUs earned is determined as described above. The earned PSUs will vest at a rate of one-third on each of the first, second, and third anniversaries of the grant date, or if later, the date the Human Capital and Compensation Committee certifies the performance results with respect to the performance period, subject to continued employment as of each vesting date.

The 2025 PSU achievement was as follows:

	Actual 2025	Target 2025	2025 Bookings Performance Achievement
	(dollars in millions)
Bookings(1)	$125.8	$137.7	78.4%
(1)See Appendix A to this Proxy Statement for the definition of Bookings.

As a result, the number of PSUs earned by each of our NEOs under the PSUs granted in 2025 was:

Name	Title	2025 PSU Awards Granted (#)	2025 Bookings Performance Achievement	2025 PSU Awards Achieved (#)
Art Zeile	President & Chief Executive Officer	250,000	78.4%	195,967
Greg Schippers	Chief Financial Officer	35,000	78.4%	27,435
Paul Farnsworth	President Dice	80,000	78.4%	62,709
Alex Schildt	President ClearanceJobs	40,000	78.4%	31,355
Pamela Bilash	Chief Human Resources Officer	25,000	78.4%	19,597

Employee Benefits

The Company also supplements its primary compensation program by providing benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short- and long-term disability insurance; mental health benefits; flexible annual leave; sick leave; parental leave; and an employee assistance program. Employees are also provided a quarterly work-from-home stipend. In addition, certain executive officers participate in a Supplemental Disability Plan. While these benefit programs are important in attracting and retaining our workforce in a competitive marketplace, the Human Capital and Compensation Committee considers these to be secondary elements of the Company’s executive compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.

Severance and Change-in-Control Arrangements

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We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in responsibilities, including a change-in-control provision in severance arrangements helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each NEO is entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our NEOs, resignation by the executive for good reason. For details on our severance and change-in-control arrangements, see “Executive Compensation Tables - Potential Post-Employment Payments Upon Termination or Change-in-Control.”

Tax Considerations

We generally seek to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid to our current or former NEOs. The Human Capital and Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Human Capital and Compensation Committee may approve compensation that does not qualify for deductibility when deemed to be in the Company’s best interest.

Compensation-Related Policies
Equity Ownership Guidelines
Our Board has adopted equity ownership guidelines applicable to our CEO, our other NEOs, and the members of our Board. These guidelines require these officers and directors to achieve target ownership levels under the terms of the guidelines, within five years from the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer

All officers and directors are in compliance with these guidelines or are within the phase-in period.
Equity Grant Procedures

In recent years, including in the 2025 fiscal year, the Company has not granted stock options to our NEOs. The
Company does not grant stock options or similar awards in anticipation of the release of material nonpublic information, and the Company does not time the release of material nonpublic information based upon the grant dates of stock options or similar awards.

Clawback Policy
Our Board has adopted the Incentive Compensation Recovery Policy, effective October 2, 2023, in accordance with Rule 10D-1 under Section 10D of the Exchange Act (“Rule 10D-1”) and the corresponding NYSE listing standards. This policy applies to our current and former executive officers as defined in Rule 10D-1, including the NEOs, and will be administered by the Human Capital and Compensation Committee. In the event we are required to prepare an accounting restatement to correct a material noncompliance with any financial reporting requirement under the securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the policy provides for the recovery of erroneously awarded incentive-based compensation received by our executive officers on or after the policy’s effective date. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement.
In addition, our Compensation Clawback Policy in effect prior to October 2, 2023, will continue to apply to incentive-based compensation received prior to October 2, 2023. Under this policy, the Company may seek reimbursement of annual

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incentive or other performance-based equity and cash awards made to covered executives, including our NEOs, if: (i) such awards were based on achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Commission, (ii) the Board determines that the executive officer engaged in fraud or misconduct that caused or contributed to the need for such restatement, (iii) the amount of compensation that would have been received by such executive officer had the financial results been properly reported would have been lower than the amount actually received, and (iv) the Board determines that it is in the best interest of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the awards.
Hedging Transactions in Company Securities

    Because the Company believes it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers, and employees of the Company, and their related parties (“Affected Persons”), are prohibited from engaging in any type of hedging transaction involving or based on the Company’s securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds, including purchases of stock of the Company on margin. Such prohibited activities include but are not limited to purchases of stock of the Company on margin, short sales, and the buying and selling of puts, calls, options or other derivatives in respect to securities of the Company.

Compensation Practices and Risks

The Human Capital and Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Human Capital and Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;

•we grant equity-based awards with time-based vesting, which encourage participants to look to long-term appreciation in equity values;

•our system of internal control over financial reporting, standards of business conduct and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under the features of our performance-based compensation programs;

•our clawback policies, under which the Company may seek reimbursement of annual incentive or other performance-based compensation awards made to covered officers under certain circumstances; and

•our stock ownership guidelines for our directors and officers, which requires these directors and officers to achieve target ownership levels under the terms of the guidelines.

The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.

Accordingly, the Human Capital and Compensation Committee has reviewed our compensation policies and practices for all employees, including our NEOs and other executives, and has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Members of the Human Capital and Compensation Committee:
David Windley (Chairperson)
Jim Friedlich
Kathleen Swann

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the total cash and non-cash compensation paid by us or incurred on our behalf to our NEOs during the years ended December 31, 2022, December 31, 2023, and December 31, 2024, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Art Zeile	2025	577,500	—	1,345,000	517,042	23,066	2,462,608
President &	2024	577,500	—	1,778,000	535,249	22,891	2,913,640
Chief Executive Officer	2023	577,500	—	2,704,500	521,648	22,366	3,826,014
Greg Schippers(5)	2025	320,000	—	188,300	143,250	15,382	666,932
Chief Financial Officer	2024	285,310	22,500	88,900	79,331	12,309	488,350

Paul Farnsworth	2025	430,000	—	430,400	187,901	12,484	1,060,785
President Dice	2024	410,000	—	508,000	190,002	12,309	1,120,311
	2023	380,000	—	601,000	171,624	11,784	1,164,408
Alex Schildt(5)	2025	325,000	—	215,200	134,361	15,041	689,602
President ClearanceJobs

Pamela Bilash(5)	2025	365,000	—	134,500	163,394	12,484	675,378
Chief Human Resources	2024	365,000	—	355,600	169,148	12,309	902,057
Office	2023	345,000	—	601,000	155,817	16,262	1,118,079
(1)Mr. Schippers earned an additional $22,500 of compensation related to 2024 spot bonuses of $15,000 and $7,500, both of which were prior to his appointment as Interim Chief Financial Officer and subsequently, Chief Financial Officer.
(2)Represents the aggregate grant date fair value of restricted stock and PSUs, which are valued at target achievement, granted during the year in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions made in determining these values. These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. For the year ended December 31, 2025, on January 27, 2025, assuming performance had been achieved at maximum performance, the grant date fair value of such PSUs would have been: $1,345,000 for Mr. Zeile; $188,300 for Mr. Schippers; $430,400 for Mr. Farnsworth; $215,200 for Mr. Schildt; and $134,500 for Ms. Bilash. For the year ended December 31, 2025, actual achievement was 78.4% for the PSUs.
(3)Represents awards made pursuant to the Senior Bonus Plan for all NEOs and Brand Bonus Plan for Messrs. Farnsworth and Schildt and earned during the year indicated.
(4)These amounts represent employer contributions to our 401(k) plan, disability, and life insurance premiums paid on behalf of the NEO. For 2025, Mr. Zeile’s consist of $12,250 of employer contributions to 401(k) plan, $10,582 of disability premiums paid, and $234 of life insurance premiums paid. For 2025, Mr. Schippers’s consist of $12,250 of employer contributions to 401(k) plan, $2,909 of disability premiums paid, and $223 of life insurance premiums paid. For 2025, Mr. Farnsworth’s consist of $12,250 of employer contributions to 401(k) plan and $234 of life insurance premiums paid. For 2025, Mr. Schildt’s consist of $12,250 of employer contributions to 401(k) plan, $2,617 of disability premiums paid, and $174 of life insurance premiums paid. For 2025, Ms. Bilash’s consist of $12,250 of employer contributions to 401(k) plan and $234 of life insurance premiums paid.
(5)Ms. Bilash and Mr. Schildt were not NEOs in fiscal year 2024. Mr. Schippers and Mr. Schildt were not NEOs in fiscal years 2023.

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Grants of Plan-Based Awards for Fiscal Year 2025

The following table details grants of plan-based awards to our NEOs during the year ended December 31, 2025:

Name	Award Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Art Zeile	Restricted Stock(2)	1/27/2025	1/27/2025							250,000	672,500
President & Chief	PSUs(3)	1/27/2025	1/27/2025				—	250,000	500,000		672,500
Executive Officer	Senior Bonus Plan			—	577,500	1,155,000
Greg Schippers	Restricted Stock(2)	1/27/2025	1/27/2025							35,000	94,150
Chief Financial	PSUs(3)	1/27/2025	1/27/2025				—	35,000	70,000		94,150
Officer	Senior Bonus Plan				160,000	320,000
Paul Farnsworth	Restricted Stock(2)	1/27/2025	1/27/2025							80,000	215,200
President Dice	PSUs(3)	1/27/2025	1/27/2025				—	80,000	160,000		215,200
Officer	Senior Bonus Plan				86,000	172,000
	Brand Bonus Plan				129,000	258,000
Alex Schildt	Restricted Stock(2)	1/27/2025	1/27/2025							40,000	107,600
President	PSUs(3)	1/27/2025	1/27/2025				—	40,000	80,000		107,600
ClearanceJobs	Senior Bonus Plan				65,000	130,000
	Brand Bonus Plan				97,500	195,000
Pamela Bilash	Restricted Stock(2)	1/27/2025	1/27/2025							25,000	67,250
Chief Human	PSUs(3)	1/27/2025	1/27/2025				—	25,000	50,000		67,250
Resources Officer	Senior Bonus Plan				182,500	365,000
(1)For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Brand Bonus Plan.”
(2)The restricted stock vests in equal installments over three years, subject to continued employment as of each vesting date. We estimated the fair value of restricted shares using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions made in determining these values.
(3)Once earned, the PSUs vest at a rate of one-third on each of the first, second, and third anniversaries of the grant date, or if later, the date the Human Capital and Compensation Committee certifies the performance results with respect to the performance period, subject to continued employment as of each vesting date. We estimated the fair value of PSUs using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions made in determining these values.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Senior Bonus Plan.

Our Senior Bonus Plan is designed to motivate and reward performance by providing annual, performance-based cash bonuses based on meeting and exceeding annual performance goals. Our business performance for the Senior Bonus Plan is measured by the achievement of Revenue (60% award funding) and Adjusted EBITDA (40% award funding) targets. Bonuses are calculated as a percentage of the executive’s earned base salary, then adjusted by the actual achievement of Revenue and Adjusted EBITDA targets. The total bonus cannot exceed 200% of the target bonus. See further discussion in “Compensation Discussion and Analysis - How We Establish Executive Compensation Levels.”

Brand Bonus Plan.

Our Brand Bonus Plan is designed to motivate and reward performance for the President of Dice and President of ClearanceJobs by providing annual, performance-based cash bonuses based on meeting and exceeding annual performance goals. Performance for the Brand Bonus Plan is measured by the achievement of Revenue. Bonuses are calculated as a

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percentage of the President’s earned base salary, then adjusted by the actual achievement of Revenue targets. The total bonus cannot exceed 200% of the target bonus. See further discussion in “Compensation Discussion and Analysis - How We Establish Executive Compensation Levels.”

Long-Term Equity Incentive Program (LTIP).

The Company has adopted three equity plans, our 2012 Omnibus Equity Award Plan, as Amended and Restated (the “2012 Equity Plan”), our 2022 Omnibus Equity Award Plan, as Amended and Restated (the “2022 Equity Plan”) and our Employee Stock Purchase Plan. The Company is proposing amendments to the 2022 Equity Plan and the Employee Stock Purchase Plan to increase the number of shares available for issuance under the respective plans and to make other changes described in Proposal 4: Approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as amended and restated and Proposal 5: Approval of the First Amendment to the Employee Stock Purchase Plan.

The 2012 Equity Plan and the 2022 Equity Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards. The terms and conditions of awards, including vesting requirements, are set forth consistent with the 2012 Equity Plan and the 2022 Equity Plan in a written agreement with the grantee. Eligible directors, officers and consultants are eligible for grants under the 2012 Equity Plan and the 2022 Equity Plan. A description of potential payments under the 2012 Equity Plan and the 2022 Equity Plan is included below in “Potential Post-Employment Payments Upon Termination or Change-in-Control – Equity Award Provisions”.

The purpose of the Company’s 2012 Equity Plan and 2022 Equity Plan is to align the interests of the Company’s executive officers with those of its stockholders and serves to promote the interests of the Company by providing equity incentives to attract and retain employees, officers and directors. 11,000,000 shares of our common stock were authorized for issuance under the 2012 Equity Plan, which was approved by our stockholders at our 2012 annual meeting. 4,959,877 shares of our common stock were authorized for issuance under the 2022 Equity Plan, which was approved by our stockholders at our 2022 annual meeting. Following the approval of the 2022 Equity Plan, the Company has not issued, and will not issue, further awards under the 2012 Equity Plan (other than to satisfy awards existing as of the date of stockholder approval). The shares issued under the 2012 Equity Plan and the 2022 Equity Plan are subject to adjustment in the event of any dividend, distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, or other similar corporate transaction or event affecting the common stock of the Company. As of March 20, 2026, 1,033,889 shares remain available for issuance under the 2022 Equity Plan.

The Employee Stock Purchase Plan allows for certain employees of the Company to purchase equity of the Company at a purchase price equal to 85% of the fair market value of a share on the lower of the purchase date or the final day of the applicable annual equity offering period under the Employee Stock Purchase Plan, or such greater percentage as designated by the Compensation Committee. 500,000 shares of our common stock were authorized for sale under the Employee Stock Purchase Plan, of which 64,138 shares remain outstanding as of March 20, 2026.

Our LTIP consists of a combination of restricted stock and PSUs for our executive officers. The 2025 restricted stock grant vests over a three year period, with one-third vesting on the first, second, and third anniversaries of the grant date, subject to continued employment as of each vesting date. The number of PSUs earned is determined based on actual Bookings achieved compared to target Bookings for 2025, with maximum achievement at 200% of the PSUs originally granted. The earned PSUs will vest at a rate of one-third on each of the first, second, and third anniversaries of the grant date, or if later, the date the Human Capital and Compensation Committee certifies the performance results with respect to the performance period, subject to continued employment as of each vesting date. See further discussion in “Compensation Discussion and Analysis - How We Establish Executive Compensation Levels.”

Benefits and Perquisites.

We provide benefits to our named executive officers on the same basis as provided to all of our employees. See further discussion in “Employee Benefits.”

Defined Contribution Retirement Plan.

We sponsor and maintain a safe harbor 401(k) defined contribution retirement plan for our employees as an opportunity to save for retirement on a tax-advantaged basis. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions, which are not taxable when distributed). Our 401(k) plan provides that each participant may

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contribute up to 100% of his or her eligible pre-tax compensation, up to certain statutorily imposed limits. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Our 401(k) plan also permits us to make matching contributions, subject to established limits and vesting schedule. In 2025, the Company made matching contributions equal to 100% of the participants first 1% contribution and then 50% of the next 5% of such participants contributions. Our matching contributions are fully vested after an employee completes two years of service, with 50% vesting annually. Employee and employer contributions are allocated to each participant’s individual account and then are invested in selected investment alternatives according to the participants’ directions.

Employment Agreements

We have entered into an employment agreement with each of our NEOs. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.

A description of the material terms of the employment agreements entered into with each of Messrs. Zeile, Schippers, Farnsworth, Schildt and Ms. Bilash is included below. The severance and change in control provisions of the employment agreements are summarized in the Potential Post-Employment Payments Upon Termination or Change-in-Control — Employment Agreements section below.

Art Zeile Employment Agreement

Effective April 10, 2018, Mr. Zeile became President and Chief Executive Officer of the Company. The employment agreement for Mr. Zeile provides that Mr. Zeile will continue to serve until his employment is terminated by us or by Mr. Zeile, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve months thereafter.

According to his employment agreement, Mr. Zeile is entitled to annual review and adjustment of his compensation, which has resulted in increases to his base salary since the effective date of the agreement, April 10, 2018. During 2025, Mr. Zeile was entitled to receive an annual base salary of $557,500, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefits policies, was eligible for an annual target bonus of 100% of his base salary. Mr. Zeile participates in our long-term incentive plan and all employee benefit plans, including a 401(k) plan.

Greg Schippers Employment Agreement

In connection with Mr. Schippers appointment as our Chief Financial Officer on January 28, 2025, he entered into a new employment agreement with the Company. Mr. Schippers will continue to serve as our Chief Financial Officer until his employment is terminated by us or by Mr. Schippers, which may be at any time, with or without cause, subject to the provisions of his employment agreement. Mr. Schippers employment agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve months thereafter.

Mr. Schippers is entitled to receive an annual base salary of $320,000, subject to annual review and adjustment. Mr. Schippers is eligible to participate in the Senior Bonus Plan with an annual target bonus of 50% of his base salary. Mr. Schippers participates in our long-term equity incentive program and all employee benefits including a 401(k) plan.

Paul Farnsworth Employment Agreement

Mr. Farnsworth’s employment agreement provides that Mr. Farnsworth will continue to serve as President of Dice, until his employment is terminated by us or by Mr. Farnsworth, which may be at any time, with or without cause, subject to the provisions of his employment agreement as amended. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve months thereafter.

According to his employment agreement, Mr. Farnsworth was entitled annual review and adjustment of pay, which has resulted in increase to his compensation since the effective date of his agreement dated February 19, 2019 and amended February 8, 2022, and January 27, 2025. In 2025, Mr. Farnsworth was entitled to receive an annual base salary of $430,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan, the Brand Bonus Plan and our benefit policies, is eligible for an annual target bonus of 20% of his base salary under the Senior Bonus Plan and an annual target bonus of 30% of his base salary under the Brand Bonus Plan. Mr. Farnsworth participates in our long-term incentive plan, and all employee benefit plans, including a 401(k) plan.

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Alex Schildt Employment Agreement

Mr. Schildt’s employment agreement provides that Mr. Schildt will continue to serve as President of ClearanceJobs, until his employment is terminated by us or by Mr. Schildt, which may be at any time, with or without cause, subject to the provisions of his employment agreement. Mr. Schildt’s employment agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve months thereafter.

According to his employment agreement, Mr. Schildt is entitled to receive an annual base salary of $325,000, subject to annual review and adjustment. In accordance with the terms of his employment agreement, the Senior Bonus Plan, the Brand Bonus Plan and our benefit policies, Mr. Schildt is eligible for an annual target bonus of 20% of his base salary under the Senior Bonus Plan and an annual target bonus of 30% of his base salary under the Brand Bonus Plan. Mr. Schildt participates in our long-term incentive plan, and all employee benefit plans, including a 401(k) plan.

Pamela Bilash Employment Agreement

Ms. Bilash’s employment agreement provides that Ms. Bilash will continue to serve as Chief Human Resource Officer until her employment is terminated by us or by Ms. Bilash, which may be at any time, with or without cause, subject to the provisions of her employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of her employment and for a period of twelve months thereafter.

According to her employment agreement, Ms. Bilash was entitled annual review and adjustment of pay, which has resulted in increase to her compensation since the effective date of her agreement dated January 1, 2014, and amended February 8, 2022. During 2025, Ms. Bilash was entitled to receive an annual base salary of $365,000, and in accordance with the terms of her employment agreement, the Senior Bonus Plan and our benefits policies, was eligible for an annual target bonus of 50% of her base salary. Ms. Bilash participates in our long-term incentive plan and all employee benefit plans, including a 401(k) plan.

Subsequent Events

Pamela Bilash Retirement and Employment Agreement

Pamela Bilash announced that she will be retiring as Chief Human Resources Officer of the Company, effective April 1, 2026. Ms. Bilash entered into an employment agreement amendment effective April 1, 2026, to remain engaged by the Company through August 31, 2026, in a part-time capacity of at least 20 hours per week to provide advisory services and remain reasonably available to the Company as needed. For her services, Ms. Bilash will receive a salary of $10,000 per month through the term of employment. She will continue to be eligible for all employee benefit plans in which she is currently enrolled, including a 401(k) plan, until the termination date of August 31, 2026. Ms. Bilash’s employment agreement as amended removes her designation as an Officer of the Company, and she is no longer entitled to receive termination payments as outlined in Potential Post-Employment Payments Upon Termination or Change-in-Control.

Salary and Bonus in Proportion to Total Compensation

See section above titled “Compensation Discussion and Analysis - How We Establish Executive Officer Compensation Levels” for a discussion of this topic.

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Outstanding Equity Awards as of December 31, 2025

The following table presents information regarding the outstanding equity awards held by each of our NEOs at December 31, 2025. There were no option awards outstanding for any of our NEOs as of December 31, 2025.

		Stock Awards
		Number of Shares of Stock or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(1)
Name	Grant Date
Art Zeile	2/3/2023	75,000	(2)	116,250
	1/26/2024	233,334	(2)	361,668
	1/27/2025	250,000	(2)	387,500
	2/3/2023	49,875	(3)	77,306
	1/26/2024	185,081	(3)	286,876
	1/27/2025	195,967	(3)	303,749

Greg Schippers	1/24/2023	4,167	(2)	6,459
	1/26/2024	13,334	(2)	20,668
	1/27/2025	35,000	(2)	54,250
	1/24/2023	1,663	(3)	2,578
	1/26/2024	7,932	(3)	12,295
	1/27/2025	27,435	(3)	42,524

Paul Farnsworth	2/3/2023	16,667	(2)	25,834
	1/26/2024	66,667	(2)	103,334
	1/27/2025	80,000	(2)	124,000
	2/3/2023	11,084	(3)	17,180
	1/26/2024	52,880	(3)	81,964
	1/27/2025	62,709	(3)	97,199

Alex Schildt	1/24/2023	3,334	(2)	5,168
	7/25/2023	3,334	(2)	5,168
	1/26/2024	10,000	(2)	15,500
	1/27/2025	40,000	(2)	62,000
	1/24/2023	1,109	(3)	1,719
	1/26/2024	5,288	(3)	8,196
	1/27/2025	31,355	(3)	48,600

Pamela Bilash	2/3/2023	16,667	(2)	25,834
	1/26/2024	46,667	(2)	72,334
	1/27/2025	25,000	(2)	38,750
	2/3/2023	11,084	(3)	17,180
	1/26/2024	37,016	(3)	57,375
	1/27/2025	19,597	(3)	30,375

(1)We estimated the market value of restricted stock awards and the earned PSUs using the closing price of the Company’s common stock on December 31, 2025, which was $1.55 per share.
(2)The restricted stock vests in three equal annual installments beginning on the first anniversary of the grant date, provided the employee remains employed through each vesting date.
(3)Represents earned PSUs that vest at a rate of one-third on each of the first, second, and third anniversaries of the grant date, or if later, the date the Human Capital and Compensation Committee certifies the performance results with respect to the performance period, provided the recipient remains employed through each vesting date.

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Stock Vested During Fiscal Year 2025

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Art Zeile	501,170	1,299,230
Greg Schippers	25,226	64,579
Paul Farnsworth	134,836	348,788
Alex Schildt	21,817	56,585
Pamela Bilash	102,711	266,548
(1)Represents gross shares that vested during 2025. Upon vesting, acquired shares may be net settled to satisfy tax withholding obligations.
(2)The value realized is based on the closing price of the Company’s common stock on the vesting date.

Potential Post-Employment Payments Upon Termination or Change-in-Control

Equity Award Provisions

According to the 2012 Equity Plan and the 2022 Equity Plan, if an NEO’s employment is terminated due to death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated.

Under both the 2012 Equity Plan and the 2022 Equity Plan, if we terminate any NEO’s employment for cause, the unvested equity awards will terminate on the same date such NEO’s employment is terminated.

In the event a change of control occurs prior to the end of the performance period, pursuant to the PSU award agreements under the 2012 Equity Plan, the targets for the PSUs will be prorated to reflect the elapsed time from the beginning of the performance period through the date of the consummation of the change of control. The Company will determine the amount of PSUs earned based on performance through the consummation of the change of control (the “earned CIC PSU”), and the executive will vest in a prorated portion of the earned CIC PSUs based on the number of days that has elapsed since the date of grant, provided that the executive remains employed through the completion of the change of control. The remaining earned CIC PSUs will convert into service-based restricted stock which will vest, without regard to performance, ratably on a monthly basis through the third anniversary of the date of grant, provided that the executive remains employed through each such date. Any PSUs in excess of the earned CIC PSUs will be forfeited.

According to the terms of the 2012 Equity Plan and 2022 Equity Plan, if an NEO’s employment is terminated by the Company other than for cause (and other than due to death or disability) within 12 months following a change of control, all outstanding equity awards will immediately become vested, and if applicable, exercisable.

Employment Agreements

The employment of each NEO may be terminated by us or by the NEO at any time, with or without cause, subject to the provisions of his or her employment agreement. The termination provisions applicable to each NEO are summarized below:

Art Zeile

If Mr. Zeile’s employment is terminated by us without cause or by him for good reason other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Zeile would be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) his accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).

If Mr. Zeile’s employment is terminated by the Company without cause or by him for good reason, in either case, during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Zeile would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of his then-current annual base salary and (b) the amount of his then-current bonus target (or, if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of the termination of employment);

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(ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).

Upon any termination by the Company without cause or by Mr. Zeile for good reason, subject to his execution of a release, Mr. Zeile would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.

If Mr. Zeile receives amounts or benefits that would be treated as “parachute payments” under Section 280G of the Code, he will receive the greater of the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Code.

Greg Schippers

If Mr. Schippers’ employment is terminated by us without cause other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Schippers would be entitled to receive (i) a lump-sum severance payment equal to nine-months of his then-current annual base salary, and (ii) his annual bonus with respect to any completed year for which the employee has not yet been paid, paid at the time that executives are generally paid their annual bonuses.

If Mr. Schippers’ employment is terminated by us without cause or by him for good reason, in each case, within 12 months following a change of control, upon his execution of a release, he would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of his then-current annual base salary and (b) the amount of his then-current bonus target (or, if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of the termination of employment); (ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).

Upon any termination by the Company without cause or by him for good reason, Mr. Schippers would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.

If Mr. Schippers receives amounts or benefits that would be treated as “parachute payments” under Section 280G of the Code, he will receive the greater of the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Code.

Paul Farnsworth

If Mr. Farnsworth’s employment is terminated by us without cause other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Farnsworth would be entitled to receive (i) a lump-sum severance payment equal to nine-months of his then-current annual base salary, (ii) his annual bonus with respect to any completed year for which the employee has not yet been paid, paid at the time that executives are generally paid their annual bonuses, and (iii) his brand bonus with respect to any completed month for which the employee has not yet been paid, based on actual performance..

If Mr. Farnsworth’s employment is terminated by us without cause or by him for good reason, in each case, within 12 months following a change of control, upon his execution of a release, he would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of his then-current annual base salary plus (b) the amount of his then-current bonus target (or, if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of the termination of employment) plus (c) the amount of his then-current brand bonus target (or, if higher, the amount of any brand bonus paid in respect of the month prior to the month of the termination of employment); (ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses, (iii) his brand bonus with respect to any completed month for which the employee has not yet been paid, based on actual performance, and (iv) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).

Upon any termination by the Company without cause or by him for good reason, Mr. Farnsworth would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.

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If Mr. Farnsworth receives amounts or benefits that would be treated as “parachute payments” under Section 280G of the Code, he will receive the greater of the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Code.

Alex Schildt

If Mr. Schildt’s employment is terminated by us without cause other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Schildt would be entitled to receive (i) a lump-sum severance payment equal to nine-months of his then-current annual base salary, (ii) his annual bonus with respect to any completed year for which the employee has not yet been paid, paid at the time that executives are generally paid their annual bonuses, and (iii) his brand bonus with respect to any completed month for which the employee has not yet been paid, based on actual performance.

If Mr. Schildt’s employment is terminated by us without cause or by him for good reason, in each case, within 12 months following a change of control, upon his execution of a release, he would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of his then-current annual base salary plus (b) the amount of his then-current bonus target (or, if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of the termination of employment) plus (c) the amount of his then-current brand bonus target (or, if higher, the amount of any brand bonus paid in respect of the month prior to the month in which termination of employment); (ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses, (iii) his brand bonus with respect to any completed month for which the employee has not yet been paid, based on actual performance, and (iv) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).

Upon any termination by the Company without cause or by him for good reason, Mr. Schildt would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.

If Mr. Schildt receives amounts or benefits that would be treated as “parachute payments” under Section 280G of the Code, he will receive the greater of the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Code.

Pamela Bilash

If Ms. Bilash’s employment is terminated by us without cause other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon her execution of a release, Ms. Bilash would be entitled to receive (i) a lump-sum severance payment equal to nine-months of her then-current annual base salary, and (ii) her annual bonus with respect to any completed year for which the employee has not yet been paid, paid at the time that executives are generally paid their annual bonuses.

If Ms. Bilash’s employment is terminated by us without cause or by her for good reason, in each case, within 12 months following a change of control, upon her execution of a release, she would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of her then-current annual base salary and (b) the amount of her then-current bonus target (or, if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of the termination of employment); (ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of her outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).

Upon any termination by the Company without cause or by her for good reason, Ms. Bilash would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.

Applicable Definitions. For purposes of this section:

A termination for “cause” generally includes embezzlement; misappropriation of funds of the Company; conviction of a felony; commission of any other act of dishonesty which causes material economic harm to the Company; acts of fraud or deceit which causes material economic harm to the Company; material breach of any provision of an employment agreement; willful failure to substantially perform duties; willful breach of fiduciary duty to the Company involving personal profit; or

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significant violation of Company policy of which such executive is made aware (or should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company.

For Mr. Farnsworth and Ms. Bilash, “Good Reason” means (i) a material diminution in the responsibilities, title or authority of the employee; (ii) a material reduction in salary of the employee; or (iii) relocation of the employee to a Company office more than 50 miles from the Company’s office in Centennial, Colorado. “Good Reason” for Messrs. Schippers and Schildt includes all of the above and (iv) if the employee no longer reports to the Chief Executive Officer.

For Mr. Zeile, “Good Reason” means the occurrence of any of the following without his consent: (i) a material diminution in the responsibilities, title, duties and reporting lines, (ii) a material reduction in salary, incentive compensation and other employee benefits, (iii) relocation to an office more than 40 miles from the principal office at which Mr. Zeile is employed, (iv) any material breach by the Company of the employment agreement or (v) the failure of any successor to assume, in writing, all obligations under the employment agreement.

A “change of control” consists of any of the following:

•an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•any stockholder-approved transfer or disposition of all or substantially all of our assets;

•any plan of liquidation providing for the distribution of all or substantially all of our assets;

•the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our Board of Directors prior to such business combination constitute at least a majority of the Board of Directors of the resulting corporation; or

•a change in the composition of our Board over a period of 36 months or less such that a majority of the Board members cease to be continuing directors.

Termination Payments

The following table sets forth the estimated incremental payments each of our NEOs would have received if their employment had been terminated by us without cause or, for the CEO, by him for good reason, on December 31, 2025, the last business day of the year, and there was no change of control. The table does not include benefits generally available to all employees on a non-discriminatory basis or payments and benefits that the NEOs would have already earned during their employment with us, whether or not a termination of employment had occurred.

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Name	Benefit	Amount Payable for Termination Without Cause or, if applicable, Good Reason
Art Zeile(1)	Base Salary Continuation	$577,500
	Medical and Dental Benefits	14,475
	*Restricted Stock Acceleration Value	865,416
	*PSU Stock Acceleration Value	—
	Total	1,457,391
Greg Schippers(2)	Base Salary Continuation	240,000
	Medical and Dental Benefits	14,475
	*Restricted Stock Acceleration Value	—
	*PSU Stock Acceleration Value
	Total	254,475
Paul Farnsworth(3)	Base Salary Continuation	322,500
	Medical and Dental Benefits	15,151
	*Restricted Stock Acceleration Value	—
	*PSU Stock Acceleration Value	—
	Total	337,651
Alex Schildt(3)	Base Salary Continuation	243,750
	Medical and Dental Benefits	10,132
	*Restricted Stock Acceleration Value	—
	*PSU Stock Acceleration Value	—
	Total	253,882
Pamela Bilash(2)	Base Salary Continuation	273,750
	Medical and Dental Benefits	10,453
	*Restricted Stock Acceleration Value	—
	*PSU Stock Acceleration Value	—
	Total	284,203
*     Restricted stock and PSU acceleration values reflect the value of the non-vested shares or units based on $1.55, the closing price of the Company’s common stock as of December 31, 2025, the last business day of the year.
(1)Under the employment agreement, severance payment includes: (i) lump-sum severance payment equal to 100% of then-current annual base salary, (ii) annual bonus with respect to any completed year not yet paid, based on actual performance and (iii) accelerated vesting with respect to 100% of outstanding equity-based awards (provided that performance-based awards will be governed by the terms of the award agreements).
(2)Under the employment agreement, severance payment includes: (i) lump-sum payment equal to nine-months of severance pay based on then-current annual base salary and (ii) annual bonus with respect to any completed year not yet paid, based on actual performance.
(3)Under the employment agreement, severance payment includes: (i) lump-sum payment equal to nine-months of severance pay based on then-current annual base salary, (ii) annual bonus with respect to any completed year not yet paid, based on actual performance, and (iii) brand bonus with respect to any completed month not yet paid, based on actual performance.

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Change of Control Termination

The following table sets forth the estimated incremental payments each of our NEOs would have received if, following a change of control, their employment had been terminated by us without cause, or, if applicable, by them for good reason on December 31, 2025, the last business day of the year. The table does not include benefits generally available to all employees on a non-discriminatory basis or payments and benefits that the NEOs would have already earned during their employment with us, whether or not change of control or termination of employment had occurred.

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Art Zeile(1)	Cash Severance	$1,155,000
	Medical and Dental Benefits	14,475
	*Restricted Stock Acceleration Value	865,416
	**PSU Acceleration Value(6)	667,869
	Total	2,702,760
Greg Schippers(2)	Cash Severance	480,000
	Medical and Dental Benefits	14,475
	*Restricted Stock Acceleration Value	81,377
	**PSU Acceleration Value(6)	57,395
	Total	633,247
Paul Farnsworth(3)	Cash Severance	645,000
	Medical and Dental Benefits	15,151
	*Restricted Stock Acceleration Value	253,168
	**PSU Acceleration Value(6)	196,327
	Total	1,109,646
Alex Schildt(3)	Cash Severance	487,500
	Medical and Dental Benefits	10,132
	*Restricted Stock Acceleration Value	87,835
	**PSU Acceleration Value(6)	58,515
	Total	643,982
Pamela Bilash(2)	Cash Severance	547,500
	Medical and Dental Benefits	10,453
	*Restricted Stock Acceleration Value	136,918
	**PSU Acceleration Value(6)	104,916
	Total	799,787
*     Restricted stock acceleration values reflect the value of the non-vested shares based on $1.55, the closing price of the Company’s common stock as of December 31, 2025, the last business day of the year.
**    As noted above under “Equity Award Provisions”, in the event of a change of control prior to the expiration of the performance period (and without regard to whether there is a termination of employment), our NEOs would vest in a prorated portion of their earned CIC PSUs. Upon a subsequent termination of employment within twelve-months following a change of control, any earned CIC PSUs would fully vest. The PSU acceleration values reflect the value of the non-vested units based on $1.55, the closing price of the Company’s common stock as of December 31, 2025.
(1)Under the employment agreement, enhanced change of control-severance payment includes: (i) lump-sum severance payment equal to (A) 100% of then-current annual base salary and (B) the amount of Mr. Zeile’s then-current bonus target (or if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of termination of employment), (ii) Mr. Zeile’s annual bonus with respect to any completed year not yet paid, based on actual performance and (iii) accelerated vesting upon such termination with respect to 100% of outstanding equity-based awards, including 100% of the earned CIC PSUs.
(2)Under the employment agreement, enhanced change of control-severance payment includes (i) a lump sum severance payment equal to (A) one hundred percent (100%) of then current salary plus (B) the amount of then-current bonus target (or, if higher, the amount of any Annual Bonus paid in respect of the calendar year prior to the calendar year of termination of employment) (ii) Annual Bonus with respect to any completed year for which the Employee has not yet been paid, based on actual performance and (iii) accelerated vesting, with respect to 100% of his outstanding equity-based awards, including 100% of the earned CIC PSUs.
(3)Under the employment agreement, enhanced change of control-severance payment includes (i) a lump sum severance payment equal to (A) one hundred percent (100%) of his then current salary plus (B) the amount of his then-current bonus target (or, if higher, the amount of any Annual Bonus paid in respect of the calendar year prior to the calendar year of termination of employment) plus (C) the amount of his then-current brand bonus target (or, if higher, the amount of any brand bonus paid in respect of the month prior to the month of the termination of employment), (ii) his Annual Bonus with respect to any completed year for which the Employee has not yet been paid, based on actual performance (iii) his brand bonus with respect to any completed month for which the employee has not yet been paid, based on actual performance and (iv) accelerated vesting, with respect to 100% of his outstanding equity-based awards, including 100% of the earned CIC PSUs.

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CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO, Mr. Zeile, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

We identified the median employee for this review by examining the 2025 total cash compensation for all employees, excluding Mr. Zeile, who were employed by us on December 31, 2025. We included all full-time, part-time, and temporary employees and did not make any assumptions, adjustments, or estimates with respect to annual total compensation, and we did not annualize the compensation for any permanent employees who were not employed by us for all of 2025. As of December 31, 2025, our employee population consisted of approximately 270 individuals. We determined the total cash compensation of our median employee by taking: (i) salary received in 2025, including over-time and paid time-off, (ii) 2025 incentive compensation, whether commissions paid, or actual bonus earned, and (iii) value of 2025 equity granted. The Company believes this process yielded an equitable result as it was applied on a consistent basis for each employee. We then ranked the annual total cash compensation of all employees, excluding Mr. Zeile, from lowest to highest to determine the median employee.

Following our review, we determined that for 2025:

•the median employee’s total annual compensation was $148,412;
•Mr. Zeile’s total annual compensation was $2,462,608, as reported in the Summary Compensation Table above; and
•the ratio of Mr. Zeile’s annual total compensation to the median employee’s total annual compensation was 17:1.

We believe the methodology, assumptions, and estimates described above to be reasonable given the nature of our workforce. As acknowledged by the Commission, there is a significant amount of flexibility and discretion in determining a company’s approach, which makes pay ratios across similar companies and more broadly, our industry, difficult to compare.

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PAY VERSUS PERFORMANCE

The following information is presented to disclose the relationship between executive compensation actually paid (“CAP”), as calculated under applicable SEC rules, and the Company’s financial performance. As required by SEC rules, the table presented below discloses CAP for (i) the Company’s CEO, Mr. Art Zeile, and (ii) the Company’s NEOs other than Mr. Zeile, on an average basis. The CAP amounts shown in the table below do not reflect the actual amount of compensation earned by or paid to our NEO’s during the applicable year.

The methodology for calculating amounts presented in the columns “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for other NEOs,” including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table totals to arrive at the values presented for CAP, are provided in the “Reconciliation of Summary Compensation Total to CAP” table below. Discussion of the relationship between CAP and the Company performance measures is also presented below.

Pay Versus Performance Table

					Value of initial fixed $100 investment based on:		($ in thousands)
Year	Summary Compensation Table Total for CEO $	Compensation Actually Paid to CEO $	Average Summary Compensation Table Total for other NEOs $ (1)	Average Compensation Actually Paid for other NEOs $ (1)	DHI Total Stockholder Return $ (2)	Peer Group Total Stockholder Return $(3)(6)	Net Income (Loss) $(4)	Company Selected Measure - Revenue $(5)
2025	2,462,608	2,101,491	773,174	696,703	70	128	(13,510)	127,826
2024	2,913,640	1,842,514	908,848	649,786	80	116	253	141,926
2023	3,826,014	867,441	1,281,095	277,148	117	89	3,491	151,878
2022	3,255,828	3,089,068	1,499,633	1,523,475	238	58	4,176	149,680
2021	2,702,822	9,503,596	1,129,287	2,492,880	281	107	(29,742)	119,903
(1) The other NEOs for 2025 were Greg Schippers, Paul Farnsworth, Alex Schildt, and Pamela Bilash. The other NEOs for 2024 were Greg Schippers, Raime Leeby, Arie Kanofsky, Paul Farnsworth, and Amy Heidersbach. The other NEOs for 2023 were Raime Leeby, Kevin Bostick, Chris Henderson, Arie Kanofsky, Paul Farnsworth, and Pamela Bilash. The other NEOs for 2022 and 2021 were Kevin Bostick, Chris Henderson, Arie Kanofsky, and Paul Farnsworth.
(2) Reflects the value on December 31 for each period presented of an initial fixed investment of $100 in DHI on December 31, 2020.
(3) The Peer Group is the Dow Jones Internet Composite Index. Reflects the value on December 31 for each period presented of an initial fixed investment in the Peer Group of $100 on December 31, 2020.
(4) Represents the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(5) The Company has identified Revenue as its company selected measure for the pay versus performance disclosure as revenue is a significant component of NEO compensation and is the primary driver of stockholder value.

(6) The Peer Group was the Russell 2000 Index in 2021 with a value of $115, in 2022 with a value of $91, in 2023 with a value of $107, in 2024 with a value of $119, and in 2025 with a value of $120.

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Reconciliation of Summary Compensation Total to CAP

Year	Executive	Summary Compensation Table Total $	Subtract Equity Awards $ (1)	Add Year-End Equity Value $ (2)(3)	Change in Value of Equity Awards $ (4)(3)	Change in Value of Vested Equity Awards $ (5)(3)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions $ (6)	Compensation Actually Paid $
2025	CEO	2,462,608	(1,345,000)	691,261	(119,524)	412,146	—	2,101,491
	Other NEOs	773,174	(242,100)	124,427	(16,989)	58,191	—	696,703
2024	CEO	2,913,640	(1,778,000)	1,110,764	(341,851)	(62,039)	—	1,842,514
	Other NEOs	908,848	(292,100)	182,666	(47,113)	(22,019)	(80,496)	649,786
2023	CEO	3,826,014	(2,704,500)	970,279	(1,577,491)	353,139	—	867,441
	Other NEOs	1,281,095	(787,567)	208,430	(187,001)	12,081	(249,890)	277,148
2022	CEO	3,255,828	(1,724,195)	2,651,877	(627,340)	(467,102)	—	3,089,068
	Other NEOs	1,499,633	(659,175)	957,470	(161,403)	(113,050)	—	1,523,475
2021	CEO	2,702,822	(1,179,000)	4,680,000	2,168,653	1,131,121	—	9,503,596
	Other NEOs	1,129,287	(393,000)	1,404,000	291,891	60,702	—	2,492,880
(1) Represents the grant date fair value and, for purposes of the Other NEOs, the average grant date fair value, of equity awards granted during the year, as reported in the “Stock Awards” column of the Summary Compensation Table.
(2) Represents the end of year fair value and, for purposes of the Other NEOs, the average of the end of year fair value, of equity awards granted during the year that are outstanding and unvested as of the end of year.
(3) PSU grant date fair values are calculated using the stock price as of date of grant assuming target performance. For these values, adjustments have been made using the stock price and performance accrual modifier as of the end of the year.
(4) Represents the change in fair value and, for purposes of Other NEOs, the average change in fair value, as of the end of the year (from the end of the prior fiscal year) of equity awards granted in prior years that were outstanding and unvested as of the end of the year.
(5) Represents the change in fair value and, for purposes of Other NEOs, the average change in fair value (from the end of the prior fiscal year to the date of vesting), of equity awards granted in prior years that vested during the year.
(6) Represents the beginning of year fair value of unvested equity awards that were forfeited.

Descriptions of the Information Presented in the Pay versus Performance Table

We are providing the following graphics to illustrate the relationship between the CAP to our CEO and our other NEOs (not including the CEO) as a group and Company performance as set forth and described in and under the “Pay versus Performance Table,” including the Company cumulative total stockholder return (“TSR”), net income and revenue. In addition, we are providing graphics to illustrate the relationship between the Company's revenue performance relative to CAP and cumulative TSR and our peer group's cumulative TSR.

Revenue and Net Income

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Compensation Actually Paid Versus Revenue and Net Income
$200,000
$150,000
$100,000
$50,000
$—
$(50,000)
Revenue and Net Income ($ thousands)
$10,000
$7,500
$5,000
$2,500
$—
CAP ($ thousands)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CEO Compensation Actually Paid
NEO Average Compensation Actually Paid
Revenue
Net Income

Total Stockholder Return

For 2022, CAP for our NEOs declined 62% due to a 15% decline in our stock price combined with a stock price increase in 2021 from $2.22 per share to $6.24 per share, or 181%, which drove CAP higher in 2021. This compares to a 45% decline in share price for our peer group over the 2022 period. CAP for our NEO’s decreased 67% in 2023 driven by a 51% decrease in our stock price. CAP for our NEO’s increased approximately 130% in 2024 due to a share price decline of 32% in 2024 as compared to a 51% decline in 2023, resulting in higher CAP in 2024 as compared to 2023, when combined with a decrease in stock awards in 2024, the impacts of which increases CAP. CAP for our NEO’s increased approximately 12% in 2025 due to a share price decline of 12% in 2025 as compared to a 32% decline in 2024, resulting in higher CAP in 2025 as compared to 2024, when combined with a decrease in stock awards in 2025, the impacts of which increases CAP. Our peer group TSR increased 10% in 2025. In total, our TSR over the five-year period declined 75% while our peer group increased 20%.

Compensation Actually Paid Versus TSR
$300
$200
$100
$—
TSR (Growth of $100 Invested)
$10,000
$7,500
$5,000
$2,500
$—
CAP ($ thousands)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CEO Compensation Actually Paid
NEO Average Compensation Actually Paid
DHX TSR
Peer Group TSR

We believe the charts above show the alignment between compensation actually paid to the NEOs and each of the Company’s performance measures. The Company does not currently use net income (loss) as a metric in any of our incentive

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programs. We believe that stockholder value will be maximized through Bookings growth, which drives future revenue growth, while maintaining profitability as measured through Adjusted EBITDA and Adjusted EBITDA Margin.

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ITEMS TO BE VOTED ON

Proposal 1: Election of Directors

The current term of office of the Company’s Class I Directors expires at the 2026 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board proposes that the following nominees, each of whom are currently serving as directors, be elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. See “Directors and Corporate Governance” for a full biography of each nominee.

Art Zeile
Elizabeth Salomon

Directors are elected by a majority of the votes cast with respect to a director nominee. For more information regarding voting in director elections, see the sections of the Proxy Statement entitled “Proxy Statement Summary” and “Frequently Asked Questions About Voting and the Annual Meeting.”

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of our Company. There are no family relationships among our executive officers and directors.

Director Nomination Process and Director Qualifications

The Nominating and Corporate Governance Committee’s process for identifying potential director candidates and the factors considered by the Nominating and Corporate Governance Committee in evaluating potential candidates are described below. In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations from a number of sources, including current directors and officers. The Nominating and Corporate Governance Committee may also hire outside consultants, search firms, or other advisors to assist in identifying director candidates. We do not have a separate policy regarding director candidates recommended by stockholders, but the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under “Stockholder Proposals for Inclusion in 2025 Proxy Statement.”

In evaluating a director candidate, our Nominating and Corporate Governance Committee considers, among other things, the candidate’s judgment, knowledge, personal and professional integrity, ethics and values, diversity, expertise, business and industry experience, and other expertise, which is likely to enhance the Board’s ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills, and expertise to oversee our business. The Nominating and Corporate Governance Committee also takes into account independence requirements imposed by law or regulations (including NYSE rules). In the case of director candidates recommended by stockholders, the Nominating and Corporate Governance Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES.

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Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Services provided to the Company and its subsidiaries by its previous independent registered accounting firm, Deloitte & Touche LLP (“Deloitte”), in fiscal years 2025 and 2024 are described below under “Principal Accounting Fees and Services.”

Deloitte served as the Company’s auditors from 2005 through the close of fiscal year 2025. During the fourth quarter of 2025, to ensure the costs of our annual audit were competitive, the Company initiated a request for proposal for the audit of its 2026 consolidated financial statements and quarterly reviews. As a result of the proposals received, on February 24, 2026, the Company’s Audit Committee dismissed Deloitte as the Company’s independent registered public accounting firm, effective as of the same date. The audit reports of Deloitte on the Company’s consolidated financial statements as of and for each of the fiscal years ended December 31, 2025 and 2024 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles as defined. In connection with the audits of the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2025 and 2024, there were no (1) ‘disagreements’ (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with Deloitte’s opinion to the subject matter of the disagreement; or (2) ‘reportable events’ (as defined in Item 304(a)(1)(v) of Regulation S-K).

On February 24, 2026, the Audit Committee appointed RSM as the Company's new independent registered public accounting firm, effective immediately, subject to completion of RSM's standard client acceptance procedures and execution of an engagement letter. During the Company's fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through the date of their appointment, neither the Company nor anyone acting on its behalf consulted with RSM with respect to either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report was provided to the Company or oral advice was provided that RSM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a 'disagreement' (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a 'reportable event' (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Deloitte will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder approval is not required for the selection of RSM since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of RSM as the independent registered public accounting firm for fiscal 2026, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection of RSM is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority in voting power of shares of common stock present in person, including by means of remote communication, or represented by proxy and entitled to vote on this proposal is needed to ratify the selection of RSM as our independent registered public accounting firm.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has the sole authority to review in advance and grant pre-approvals of (i) all auditing services to be provided by the Company’s independent registered public accounting firm and (ii) all non-audit services to be provided by such firm. The Audit Committee also has the authority to approve all fees and other terms of engagement and the ability to set a cap on fees for the requisite period. The Audit Committee may delegate its authority to pre-approve services to a designated member of the Audit Committee, so long as the decisions made by such member are ratified by the Audit Committee at a subsequent meeting. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time

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to time by the Audit Committee, as being consistent with auditor independence. All of the services provided by, and fees paid to, Deloitte during 2025 and 2024 were pre-approved by the Audit Committee.

Principal Accounting Fees and Services
The firm of Deloitte and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2025 and 2024 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2025 and 2024 fiscal years were as follows:

	Fiscal 2025	Fiscal 2024
Audit fees(1)	$886,750	$799,743
Audit-related fees	—	—
Tax fees	—	—
All Other fees	—	—
Total fees for services provided	$886,750	$799,743
(1)Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF RSM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2026.

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Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers

We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual “Say-on-Pay” advisory vote on our NEO compensation. In compliance with Section 14A of the Exchange Act and the related rules of the Commission, we are submitting to our stockholders for approval a non-binding resolution to ratify NEO compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

In considering your vote, you are encouraged to read “Compensation Discussion and Analysis” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Human Capital and Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Unless the Board modifies our policy of holding the Say-on-Pay vote annually, we expect that the next Say-on-Pay vote will occur at the 2027 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Proposal 4: Approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as Amended and Restated

The DHI Group, Inc. 2022 Omnibus Equity Award Plan (the “2022 Equity Plan”) was originally adopted by our Board in May 2022 and approved by our stockholders in July 2022 (the “Original Effective Date”). The 2022 Equity Plan was amended and restated with shareholder approval (the “First Plan Amendment”) effective April 23, 2023 (the “Second Effective Date”).

On March 26, 2026, our Board, upon recommendation of the Compensation Committee, adopted, subject to stockholder approval, a second amendment and restatement of the 2022 Equity Plan, which we refer to as the “Second Plan Amendment”, to, among other things, increase the number of shares of common stock authorized for issuance by 2,800,000 newly reserved shares. The 2022 Equity Plan, as amended by the Second Plan Amendment, shall be referred to as the “A&R 2022 Equity Plan.”

At the Annual Meeting, stockholders will be asked to approve the Second Plan Amendment. If the Company’s stockholders approve the Second Plan Amendment, it will become effective on May 15, 2026. The full text of the 2022 Equity Plan, as amended and restated, and the Second Plan Amendment is attached to this proxy statement as Appendix B.

The terms of the Second Plan Amendment generally mirror the terms of the 2022 Equity Plan and the First Plan Amendment, including the expiration date of July 13, 2032 (referred to in this proxy statement as the “Plan Expiration Date”), except certain key changes, as discussed below. No awards may be granted under the Second Plan Amendment after the Plan Expiration Date. However, awards outstanding as of the Plan Expiration Date will continue to be governed by the 2022 Equity Plan, the First Plan Amendment, the Second Plan Amendment and the agreements under which such awards were granted.

When the First Plan Amendment was adopted in 2023, we estimated that the number of shares of common stock available for issuance would be sufficient for future compensation purposes until this Annual Meeting. Consistent with that estimate, at the Annual Meeting we are requesting stockholder approval of additional shares of common stock for future grants over the next approximately three years. If the stockholders do not approve this proposal, the Second Plan Amendment will not become effective and we will not be able to grant equity-based incentive compensation to our employees and other service providers, including our non-employee members of the Board.

Summary of Sound Governance Features of the Second Plan Amendment

The Board and the Compensation Committee believe the A&R 2022 Equity Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•No “evergreen” provision. The number of shares of common stock available for issuance under the Second Plan Amendment will not automatically reload or adjust based upon the number of shares of common stock outstanding.

•Stock option exercise prices and SAR grant prices may not be lower than the fair market value on the date of grant. The A&R 2022 Equity Plan prohibits granting stock options and SARs with exercise prices or grant prices, as applicable, lower than the fair market value of a share of common stock on the date of grant, except for the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

•No repricing or exchange without stockholder approval. The A&R 2022 Equity Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval, except in connection with certain corporate transactions involving the Company.

•“Clawback” provisions. The A&R 2022 Plan contains “clawback” provisions, which permit the Compensation Committee to provide in an award agreement, that if a participant violates certain agreements or otherwise engages in activity that is adverse to the interests of the Company, the participant will forfeit an award then held and may be required to return to the Company any shares received or any other economic value realized. The Compensation Committee may also provide in an award agreement that if a participant receives any amount in excess of what the participant should have received under the terms of the award for any reason, then the participant will be required to promptly repay any such excess amount to the Company. The A&R 2022 Equity Plan also provides that, to the extent required by applicable law and/or the rules and regulations of NYSE, or if so required pursuant to the DHI Group, Inc. Incentive Compensation Recovery Policy or another written policy adopted by the Company, awards will be subject to clawback, forfeiture or similar requirements.

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Key Changes in the Second Plan Amendment

In addition to increasing the number of shares of common stock authorized for issuance under the Second Plan Amendment, we have introduced two additional plan features intended to further protect shareholder interests: a minimum vesting requirement and restrictions on share “recycling.”

•An additional 2,800,000 shares of common stock authorized for issuance. Subject to adjustment as provided in the A&R 2022 Equity Plan, no more than 7,759,877 shares of common stock, plus any shares of common stock that become available after the Original Effective Date for issuance upon cancellation or expiration of awards granted under the DHI Group, Inc. 2012 Omnibus Equity Award Plan (the “Prior Plan”) to the extent not exercised or settled, may be delivered in the aggregate pursuant to awards granted under the A&R 2022 Equity Plan.

•No liberal counting or “recycling” of shares for option grants and stock appreciation rights. Shares of common stock withheld by the Company or delivered to the Company to purchase shares upon exercise of an option or stock appreciation right to satisfy tax withholding obligations in respect of an option or stock appreciation right, or upon the net settlement or net exercise of an option or stock appreciation right will not become available for issuance for other awards under the A&R 2022 Equity Plan.

•New minimum vesting requirement. A requirement that awards granted on or after stockholder approval of the Second Plan Amendment, (other than awards that are assumed or substituted in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations) be subject to a minimum vesting period of one year from the date of grant, except for a 5% allowable “carve-out” pool of shares authorized under the A&R 2022 Equity Plan and except that our Board may permit acceleration of vesting in the event of a participant’s death, or disability or termination without cause or upon certain corporate events.

Information Regarding Additional Shares Requested

The following table sets forth securities related to the Company’s equity compensation plans and common stock as of March 20, 2026:

	Unvested Restricted Stock (1)	Unvested Performance-Based Restricted Stock Units (2)	Shares available for future issuance (3)	Common stock issued/outstanding
Securities and common stock	2,557,323	994,442	1,033,889	43,898,515

(1) Represents unvested shares of the Company’s restricted stock under the 2022 Omnibus Equity Award Plan.
(2) Represents unvested shares of the Company’s performance-based restricted stock units under the 2022 Omnibus Equity Award Plan.
(3) Represents shares available for future issuance under the Company’s 2022 Omnibus Equity Award Plan.

The following table sets forth changes to shares available for future issuance under the Prior Plan to the shares available as of March 20, 2026:

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Shares available for future issuance
Shares available for future issuance under the Prior Plan(1)	1,725,297
Forfeited(2)	185,537
Withheld for tax(3)	483,055
Granted(4)	(1,360,000)
Shares available for future issuance as of March 20, 2026(5)	1,033,889
(1) Represents shares available for future issuance from the Prior Plan that were transferred to the 2022 Plan upon its approval by shareholders.
(2) Represents 64,503 shares forfeited due to shares no longer being eligible for vesting and 121,034 shares forfeited related to the bookings achievement.
(3) Represents shares withheld upon vesting to satisfy employee tax obligations that were repurchased by the Company.
(4) Represents shares granted to employees and directors of the Company.
(5) Represents shares available for future issuance under the 2022 Omnibus Equity Award Plan.

A summary of the status of our restricted stock and PSUs as of March 20, 2026 and changes for the period from December 31, 2025 to March 20, 2026 is as follows:

	Unvested Restricted Stock	Unvested Performance-Based Restricted Stock Units
Non-vested at December 31, 2025	2,519,294	979,751
Granted	811,000	549,000
Forfeited(1)	(55,503)	(130,034)
Vested	(717,468)	(404,275)
Non-vested at March 20, 2026	2,557,323	994,442
(1) Unvested performance-based restricted stock units (PSUs) forfeited includes 121,034 shares forfeited related to bookings achievement.

The Company had no stock options or SARs issued or outstanding under the 2022 Equity Plan as of December 31, 2025 and March 20, 2026.

Factors to Consider Regarding our Use of Equity:

•We Are Managing Our Annual Burn Rate and Overhang Relative to our Industry

We are a leading provider of artificial intelligence-powered software products, online tools and services to deliver career marketplaces to candidates and employers. We primarily compete with other technology-based companies for talent, and believe our three-year average annual burn rate is reasonable given our widespread granting of equity awards and judicious use of equity. Our three-year average annual burn rate from 2023 to 2025 was 6.4%. Our peer group’s three-year average burn rate for the same period, based on information available to the Company, was 4.2% for the 25th percentile, 5.5% for the 50th percentile, and 8.0% for the 75th percentile. This places the Company at approximately the 60th percentile of our peer group’s three-year average. Each year’s burn rate was calculated as the amount of restricted stock, PSUs, and stock options, as applicable, granted during the year divided by that year’s weighted-average common shares outstanding. The three-year average burn rate was calculated as the simple average of the years. The peer group companies used for purposes of this burn rate analysis are those listed earlier in this proxy statement under “Compensation Discussion and Analysis - How We Establish Executive Compensation Levels.”

•Equity is Essential to Talent Acquisition and Retention
Equity awards have been historically and, we believe, will continue to be an integral component of our overall annual compensation program for our employees and non-employee directors. Approval of the Second Plan Amendment will allow us, in the short term, to continue to grant equity awards at levels we determine to be appropriate in order to attract new employees, consultants and directors, retain our existing employees and to provide incentives for such persons to exert maximum efforts for our success and ultimately increase stockholder value. However, should the Second Plan Amendment not be approved, in order to remain competitive in hiring and retaining high quality employees, it may become necessary to replace equity awards with

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cash components of compensation. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and decrease cash flow from our operations, which could adversely affect our business results and could adversely affect our business strategy.

•Stock Repurchases More Than Offsets Equity Award Grants

The Company uses its stock repurchase program in part to minimize the dilutive effect of its equity incentive programs. As shown below, from 2023 to 2025, the Company granted restricted stock and PSUs totaling 8.6 million shares while we repurchased 6.5 million shares of common stock under our buyback program and repurchased 2.6 million shares upon the vesting of stock based awards over the same period for a net decrease in shares outstanding, on a fully diluted basis, of 0.5 million shares.

	Increase (Decrease) to Shares Outstanding
	2025	2024	2023	Total
Grants of restricted stock and PSUs(1)	2,426,287	2,817,739	3,300,887	8,544,913
Shares repurchased under buyback program(2)	(4,845,025)	—	(1,661,278)	(6,506,303)
Shares repurchased upon vesting of equity awards(3)	(650,071)	(774,725)	(1,152,993)	(2,577,789)
Net decrease to shares outstanding	(3,068,809)	2,043,014	486,616	(539,179)
(1) Represents grants of restricted stock and PSUs under the Company’s 2022 Equity Plan.
(2) Represents shares of the Company’s common stock repurchased under stock repurchase plans approved by the Company’s Board of Directors.
(3) Represents shares of the Company’s common stock repurchased upon the vesting of restricted stock and PSUs representing shares withheld for employee income tax. The Company remits the value, which is based on the closing share price on the vesting date of the common stock withheld to the appropriate tax authority on behalf of the employee and the related shares become treasury stock.

•We Are Managing Our Use of Equity Efficiently

The Company has generally requested stockholder approval for additional shares under its equity award plans on an approximately three-year cycle, demonstrating a measured and responsible approach to equity usage. The Company expects the shares requested under this proposal to be sufficient to meet its needs for a comparable period.

Summary of the A&R 2022 Equity Plan Features

The following is a summary of the material terms and conditions of the A&R 2022 Equity Plan assuming that such plan is approved by stockholders at the Annual Meeting. The following description of the A&R 2022 Equity Plan is a summary of certain important provisions and does not purport to be a complete description of the A&R 2022 Equity Plan. This summary is qualified in its entirety by reference to the A&R 2022 Equity Plan, attached as Appendix B to this proxy statement. You are encouraged to read the A&R 2022 Equity Plan in its entirety.

Administration. The Compensation Committee administers the A&R 2022 Equity Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the A&R 2022 Equity Plan and to adopt, alter and repeal rules, guidelines and practices relating to the A&R 2022 Equity Plan. The Compensation Committee has full discretion to administer and interpret the A&R 2022 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the A&R 2022 Equity Plan. The Compensation Committee has the sole and complete authority to determine who will be granted an award under the A&R 2022 Equity Plan. As of March 20, 2026, we had approximately 309 employees and officers, including our NEOs, eligible to participate in the A&R 2022 Equity Plan, as well as 7 non-employee directors.

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Number of Shares Authorized. The A&R 2022 Equity Plan provides for an aggregate of 7,759,877 shares of our common stock, plus any shares that become available after the Original Effective Date upon cancellation or expiration of awards granted under the Prior Plan to the extent not exercised or settled. The following sub-limits also apply under the A&R 2022 Equity Plan: (i) no more than 3,000,000 shares of our common stock may be issued with respect to incentive stock options under the A&R 2022 Equity Plan; (ii) no participant may be granted awards of options and stock appreciation rights with respect to more than 2,000,000 shares of our common stock in any 12-month period; (iii) no more than 1,000,000 shares of our common stock may be granted under the A&R 2022 Equity Plan to any participant during a performance period (or with respect to each year if the performance period is more than one year); (iv) the maximum amount payable for an individual employee or officer under the A&R 2022 Equity Plan for any single year during a performance period is $5,000,000 (with respect to each year if the performance period is more than one year); (v) the maximum amount payable for a non-employee director under the A&R 2022 Equity Plan for any single fiscal year in respect of performance for such year is $750,000; (vi) shares of our common stock subject to awards will be generally unavailable for future grant; and (vii) if any award granted under the A&R 2022 Equity Plan expires, terminates, is canceled or forfeited without being settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of our common stock subject to such award will again be made available for future grant. As of the effective date of the Second Plan Amendment, if any shares are surrendered or tendered to pay the exercise price of an option or stock appreciation right, to satisfy any tax withholding liabilities in respect of an option or upon the net settlement or net exercise of an option or stock appreciation right, such shares will not become available for other awards under the A&R 2022 Equity Plan. If any shares are surrendered or tendered to pay the exercise price of an award other than an option or stock appreciation right or to satisfy any tax withholding liabilities in respect of an award other than an option or stock appreciation right, such shares will again be available for grant under the A&R 2022 Equity Plan; provided, in no event shall such shares increase the number of shares of our common stock that may be delivered pursuant to incentive stock options granted under the A&R 2022 Equity Plan. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the A&R 2022 Equity Plan, the number of shares covered by awards then outstanding under the A&R 2022 Equity Plan, the limitations on awards under the A&R 2022 Equity Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Change in Capitalization. If there is a change in the Company’s corporate capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment is necessary or appropriate, then the Compensation Committee can make adjustments in a manner that it deems equitable.

Minimum Vesting Requirements. Awards granted after stockholder approval of the Second Plan Amendment (other than awards that are assumed or substituted in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations) will be subject to a minimum vesting period of at least one year from the date of grant, except for a 5% allowable “carve-out” pool of shares authorized under the A&R 2022 Equity Plan and except that our Board may permit acceleration of vesting in the event of a participant’s death, disability or termination without Cause or upon certain corporate events.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other stock-based awards or any combination of the foregoing. Awards may be granted under the A&R 2022 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. All awards granted under the A&R 2022 Equity Plan will be subject to the terms and conditions established by the Compensation Committee.

Stock Options. Options to purchase shares of our common stock may be either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the A&R 2022 Equity Plan will be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the A&R 2022 Equity Plan will be subject to the terms and conditions established by the Compensation Committee. Unless otherwise provided by the Compensation Committee in an award agreement or other agreement, and subject to the minimum vesting requirements, (i) an option will vest and become exercisable with respect to 25% of the shares of our common stock subject to such option on the first anniversary of the vesting commencement date and with respect to an additional 6.25% on the last day of each three-month period following thereafter, (ii) the unvested portion of an option expires upon a participant’s termination of employment or service and the vested portion of such option will remain exercisable for a one year following termination of employment or service by reason of death or disability, (but not later than the expiration of the option period), or 90 days following termination of employment or service for any reason other than death

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or disability, and other than termination of employment or service for cause (but not later than the expiration of the option period), and (iii) both the unvested and the vested portion of an option will expire upon a participant’s termination of employment or service by the Company for cause. Under the terms of the A&R 2022 Equity Plan, the exercise price of the options may not be less than the fair market value of our common stock at the time of grant (except with respect to awards that are assumed or substituted in connection with certain mergers, consolidations, acquisitions or property or stock or reorganizations).

The maximum term of an option granted under the A&R 2022 Equity Plan is ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided, that, if the term of a non-qualified option would expire at a time when trading in the shares of our common stock is prohibited by law or the Company’s insider trading policy, the option’s term is automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our common stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Compensation Committee permits in its sole discretion, including: (i) other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. The Compensation Committee may, in its sole discretion, at any time buy out for a payment in cash, or the delivery of shares of our common stock, or other property, an option previously granted to a participant.

Stock Appreciation Rights. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the A&R 2022 Equity Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option are subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Unless otherwise specified by the Compensation Committee in an award agreement, a SAR award is subject to the same default vesting provisions as described above under “Stock Options.” Except as otherwise provided by the Compensation Committee (in the case of substitute awards or SARs granted in tandem with previously granted options), the strike price per share of our common stock for each SAR may not be less than 100% of the fair market value of such share, determined as of the date of grant. A SAR granted independent of an option has a maximum term of ten years from the date of grant. The remaining terms of the SARs will be established by the Compensation Committee and reflected in the award agreement.

Restricted Stock and Restricted Stock Unit Awards. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. A restricted stock unit award is a promise to deliver shares of our common stock, cash, other securities or other property subject to certain restrictions established by the Compensation Committee. Unless otherwise provided by the Compensation Committee in an award agreement or other agreement, and subject to the minimum vesting requirements, the restricted period applicable to any restricted stock or restricted stock unit award will lapse with respect to 25% of the award on the first anniversary of the vesting commencement date and with respect to an additional 6.25% on the last day of each three-month period thereafter. Further, unless otherwise provided by the Compensation Committee in an award agreement, the unvested portion of restricted stock and restricted stock unit awards will terminate and be forfeited upon termination of employment or service of the participant. The Committee may in its sole discretion accelerate the lapse of any or all of the restrictions on the restricted stock and restricted stock units which acceleration will not affect any other terms and conditions of such awards subject to the minimum vesting requirements.

At the election of the Compensation Committee, a participant will receive a number of shares of common stock equal to the number of restricted stock units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the restricted stock units are to be earned or at a later date selected by the Compensation Committee, less an amount equal to any taxes required to be withheld.

To the extent provided in an award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of our common stock, either in cash or (at the sole discretion of the Compensation Committee) in shares of our common stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) will be payable at the same time as the underlying restricted stock units are settled. If such restricted stock units are forfeited, the participant will have no rights to such dividend equivalents.

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Other Stock-Based Awards. The Compensation Committee will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of our common stock under such terms and conditions not inconsistent with the terms of the A&R 2002 Equity Plan as the Compensation Committee may determine and as set forth in the applicable award agreement.

Performance Compensation Awards. “Performance compensation awards” are awards under which the number of shares earned or vested are conditioned on the satisfaction of certain “performance goals established by the Compensation Committee.”

Any of the performance goal elements can be stated as a percentage of another performance goal or used on an absolute, relative or adjusted basis as the Compensation Committee deems appropriate. The Compensation Committee has sole discretion to select the length of the performance period applicable to a performance compensation award, the type of performance compensation awards to be issued, the performance criteria that will be used to establish the performance goal(s), the kind(s) and or level(s) of the performance goal(s) that is (are) to apply and the performance formula, subject to the minimum vesting requirements.

Unless otherwise provided in the applicable award agreement or other agreement, a participant must be employed by or rendering services to the Company or an affiliate on the last day of performance period to be eligible for payment in respect of a performance compensation award for such performance period.

Effect of a Change in Control. Unless otherwise provided in an award agreement or other agreement, in the event of a change of control, if a participant’s employment or service is terminated by the Company other than for cause (and other than due to death or disability) within the 12-month period following a change in control, then (i) all then-outstanding options and SARs will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; (ii) the restricted period will expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units (including without limitation a waiver of any applicable performance goals); and (iii) awards previously deferred will be settled in full as soon as practicable following such participant’s date of termination. All incomplete performance periods in effect on the date the change in control occurs will end on such date, and the Compensation Committee may (i) determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the participant to receive partial or full payment of awards for each such performance period based upon the Compensation Committee’s determination of the degree of attainment of performance goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Compensation Committee. In addition, the Compensation Committee may in its discretion and upon at least five days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Company’s common stock received or to be received by other stockholders of the Company in the event. Notwithstanding the above, the Compensation Committee will exercise such discretion over any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the A&R 2022 Equity Plan).

Dividends and Dividend Equivalents. The Compensation Committee in its sole discretion may grant awards with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion, including without limitation, payment directly to the participant, withholding of such amounts by the Company subject to vesting of the award or reinvestment in additional shares of our common stock, restricted stock or other awards, expect that no dividends or dividend equivalents will be payable in respect of outstanding (i) options or SARs or (ii) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time). Dividends and dividend equivalents may be accumulated in respect of unearned awards and paid as soon as administratively practicable, but no more than 30 days after such awards are earned and become distributable.

Clawback/Forfeiture. An award agreement may provide that the Compensation Committee may in its sole discretion cancel such award if the participant, without the consent of the Company, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation, non-

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disparagement or non-disclosure covenant or agreement, or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may also provide in an award agreement that if the participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such award, the sale or other transfer of such award, or the sale of shares of our common stock acquired in respect of such award, and must promptly repay such amounts to the Company. The Compensation Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason, all as determined by the Compensation Committee in its sole discretion, then the participant will be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of NYSE, or if so required pursuant to a written policy adopted by the Company, awards will be subject to clawback, forfeiture or similar requirements.

Plan Term and Amendment. The A&R 2022 Equity Plan expires on July 13, 2032. The Board may amend, suspend or terminate the A&R 2022 Equity Plan at any time; however, stockholder approval to amend the A&R 2022 Equity Plan may be necessary if the law or NYSE rules so require. No amendment, suspension or termination will materially impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as applicable) or other award or cash, and (iii) the Compensation Committee may not take any other action which is considered a “repricing” for purposes of NYSE’s shareholder approval rules. However, stockholder approval is not required with respect to clauses (i), (ii), and (iii) above for adjustments as a result of certain corporate events. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii) can be amended without the approval of our stockholders.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the A&R 2022 Equity Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder, which are subject to change (possibly retroactively). The discussion applies to participants who are U.S. citizens or residents for U.S. federal income tax purposes. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of the participant.

Stock Options. Participants will not recognize taxable income upon the grant of an option. With respect to incentive stock options, participants generally will not recognize regular taxable income upon exercise of those options. However, any spread at exercise (i.e., the excess of the value of the underlying stock over the exercise price) will be an item of tax preference, which may cause the participant to incur liability for alternative minimum tax for the taxable year in which the exercise occurs. If the participant does not dispose of the shares within two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares generally will constitute long-term capital gain or loss, as the case may be. If, within two years following the date of grant or within one year following the date of exercise, the participant disposes of shares acquired through the exercise of an incentive stock option, the participant will generally recognize taxable compensation income in the year of such disposition equal to any excess of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the subsequent disposition of the shares, over the exercise price. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to any spread at exercise, and the participant’s tax basis in the shares received will equal the sum of any compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be treated as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

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SARs. No income will be recognized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the cash, or the fair market value of any stock, received in respect of the SAR. With respect to any stock received, upon sale of the stock, the participant will recognize capital gain or loss equal to the sales proceeds less the participant’s tax basis in the stock, which generally is equal to the value of the stock on the date received. Any capital gain or loss will be long-term if the participant held the stock for more than one year or otherwise will be short-term.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (also referred to as “vested”), the participant will recognize taxable compensation income equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b) of the Code, the participant will recognize taxable compensation income at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for any income recognized with respect to shares that are subsequently required to be forfeited to the Company. If a stock award is vested upon receipt, the participant generally will recognize taxable compensation income in an amount equal to the fair market value of the shares received. Any dividends received with respect to an unvested restricted stock award for which an election under Section 83(b) of the Code has not been made will be treated as ordinary compensation income, rather than dividend income, when received by a participant. If an election under Section 83(b) of the Code is made with respect to restricted stock, any dividends received generally will be treated as dividend income, which may be subject to tax at reduced rates. Upon a sale of stock received, the participant will recognize capital gain or loss equal to the sales proceeds less the participant’s tax basis in the stock, which generally is equal to the amount paid for the stock, plus any compensation income recognized by the participant. Any capital gain or loss will be long-term if the participant held the stock for more than one year or otherwise will be short-term. A participant’s holding period for the stock generally begins at the time the participant recognizes income with respect thereto.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award (including a restricted stock unit subject to performance-based requirements). Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will recognize taxable compensation income equal to the fair market value of the number of shares the participant actually receives with respect to the award. Upon sale of the stock, the participant will recognize capital gain or loss equal to the sales proceeds less the participant’s tax basis in the stock, which generally is equal to the value of the stock on the date of transfer to the participant. Any capital gain or loss will be long-term if the participant held the stock for more than one year or otherwise will be short-term. The dividend equivalents, if any, received with respect to a restricted stock unit will be treated as ordinary compensation income, rather than dividend income, when received by a participant.

Performance Compensation Awards and Other Stock or Cash-Based Awards. A participant generally will recognize ordinary compensation income upon receipt of vested stock or cash pursuant to a performance compensation award or other stock or cash-based award (including a stock or cash-based award subject to performance-based requirements). With respect to any stock received, upon sale of the stock, the participant will recognize capital gain or loss equal to the sales proceeds less the participant’s tax basis in the stock, which generally is equal to the value of the stock on the date received. Any capital gain or loss will be long-term if the participant held the stock for more than one year or otherwise will be short-term.

Company Deductions. In general, subject to certain limitations under the Code (including under Sections 280G and 162(m), as discussed below), if a participant recognizes ordinary income in connection with the grant, exercise, vesting or disposition of an award, the Company will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. Section 280G of the Code generally disallows deductions for certain payments of compensation to “disqualified individuals” arising in connection with a change in ownership or control of the Company. Section 162(m) of the Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to “covered employees.”

New Plan Benefits

Awards under the A&R 2022 Equity Plan will be granted in the discretion of the Compensation Committee. As such, it is not possible at this time to determine the type, number, recipients or other terms of awards to be granted in the future. Please refer to the description of grants made to the NEOs in the last fiscal year described in the “Grants of Plan-Based Awards for Fiscal

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Year 2025” table. Grants made to our non-employee directors in the last fiscal year are described in the “Director Compensation Table for Fiscal Year 2025 table.

Equity Compensation Information

For information regarding the securities authorized for issuance pursuant to the Company’s equity compensation plans as of December 31, 2025, please see the Equity Compensation Plan Information Table section.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND AMENDMENT TO THE DHI GROUP, INC. 2022 OMNIBUS EQUITY AWARD PLAN AS AMENDED AND RESTATED.

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theProposal 5: Approval of the First Amendment to the DHI Group, Inc. 2020 Employee Stock Purchase Plan.

The DHI Group, Inc. Employee Stock Purchase Plan (the “ESPP”) was originally adopted by our Board on March 11, 2020 and approved by our stockholders on April 21, 2020 (the “Original Effective Date”). We are seeking stockholder approval of an amendment to the ESPP to increase the maximum number of shares of common stock authorized for issuance over the term of the ESPP by 500,000 shares.

Our Board believes it is important to provide eligible employees the opportunity to acquire an ownership interest in the Company and thereby provide employees with an additional incentive that is aligned with stockholders’ interests to contribute to the Company’s long-term success. Due to the participation of our employees in the ESPP, the current authorized share pool under the plan is nearly exhausted. As of March 20, 2026, an aggregate of 435,862 shares of our common stock have been purchased under the ESPP which leaves 64,138 of shares available for future purchases under the ESPP. If Proposal 5 is not approved, our Board believes the number of shares currently remaining available for future purchases under the ESPP may not be adequate for our employees who wish to purchase shares under the ESPP.

Thus, on March 26, 2026, our Board, upon recommendation of the Compensation Committee, adopted, subject to stockholder approval, an amendment to the ESPP, which we refer to as the “First Plan Amendment”, to increase the maximum number of shares that may be issued under the ESPP by 500,000 shares. Other than this increase, no other material changes have been made or are proposed for approval by stockholders. The ESPP as amended by the First Plan Amendment shall be referred to as the Amended ESPP.

Reasons for Amendment to the ESPP

Our board believes the proposed Amended ESPP will enable the Company to attract, retain, and reward talented individuals who possess the skills necessary to ensure the continued and future success of our business. Ensuring we have sufficient shares to allow employees to fully participate in the ESPP helps align the objectives of our stockholders and our employees and is important in attracting, motivating, and retaining a highly skilled workforce that is essential to the Company’s success and creating long-term value for our Stockholders.

Our Board believes the number of shares currently remaining available for issuance under the ESPP will not be sufficient for future needs.

If our stockholders approve Proposal 5 the Amended ESPP will become effective as of the date of the Annual Meeting. If our stockholders do not approval Proposal 5, the Amended ESPP will continue in its current form.

Summary Description of the Amended ESPP

The material features of the Amended ESPP are outlined below. Except with respect to the 500,000 share increase to the share reserve that is part of the First Plan Amendment, all material terms of the ESPP remain the same. This summary is qualified in its entirety by reference to the complete text of the ESPP including the First Plan Amendment in its entirety which is appended to this Proxy Statement as Appendix C.

General
The ESPP is designed to encourage employees to become stockholders and to increase their ownership of Common Stock to align their interests with stockholders. The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Code.

Administration
The ESPP is administered by the Compensation Committee. The Compensation Committee may delegate any or all of its authority and obligations under the ESPP to any such committee or committees (including another committee of the Board) or officer(s) of the Company as they may designate. The Compensation Committee has full authority to interpret and administer the provisions of the ESPP, establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee shall deem appropriate for the proper administration of the ESPP, and make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the ESPP, including changing the duration, frequency, start date, and end dates of Offering Periods and/or the Purchase Dates (as such terms are defined below). The expenses incurred in the administration of the ESPP are paid by the Company.

Issuance of Shares under the ESPP

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Subject to adjustments as described in further detail below under “Adjustments Upon Certain Corporate Transactions,” and the First Plan Amendment, the maximum number of shares of Common Stock available for sale under the ESPP is 1,000,000. If the aggregate funds available for the purchase of shares of Common Stock would cause an issuance of shares in excess of the shares then available for issuance under the ESPP, the Compensation Committee shall proportionally reduce the number of shares that would otherwise be purchased by each participant to eliminate the excess.

Eligibility and Participation
The ESPP allows employees of the Company and its subsidiaries to participate, as long as such employee (i) has been an employee for at least one year, (ii) is customarily employed by the Company for at least 20 hours per week and more than five months in a calendar year, and (iii) is classified as an employee for tax purposes; provided that the Compensation Committee may provide that any highly compensated employees (within the meaning of Section 423(b)(4)(D) of the Code) shall not be eligible to participate. As of March 20, 2026, the number of employees eligible to participate in the ESPP was approximately 236.

Withdrawal
A participant may voluntarily withdraw from the ESPP at any time prior to an applicable Purchase Date by giving written notice of his or her intent to withdraw. Moreover, if a participant’s employment with the Company and its subsidiaries terminates for any reason, such participant’s participation in the ESPP is terminated and he or she is deemed to have withdrawn. Upon withdrawal (whether voluntarily or as a result of a termination of employment), the entire amount of contributions, if any, in the participant’s account shall be refunded without interest.

Offering Period and Purchase of Shares; Holding Periods
The ESPP offers eligible employees the right to use accumulated payroll deductions to purchase shares of Common Stock through a series of consecutive offering periods (each, an “Offering Period”) commencing on January 1 and ending on December 31 of each year (although the Compensation Committee has the authority to change the duration of any Offering Period (subject to a maximum duration of 27 months)).

Shares of Common Stock are purchased on the last day of the Offering Period or, if the Common Stock is not traded on such date, the immediately preceding trading date, unless otherwise determined by the Compensation Committee (the “Purchase Date”). The purchase price of shares of Common Stock to be acquired with the accumulated payroll deductions shall equal 85% (or such greater percentage as designed by the Compensation Committee) of the fair market value of a share of Common Stock on the Purchase Date or the first date of the Offering Period, whichever amount is lower. On each Purchase Date, the amount in a participant’s account shall be charged with the aggregate price of the largest number of whole shares of Common Stock that can be purchased with such amount, subject to the individual and aggregate share limitations set forth above. No fractional shares will be issued and, unless otherwise elected by a participant, unused accumulated contributions will be automatically carried over to the next Offering Period.

Although a share of Common Stock purchased pursuant to the ESPP shall be deemed to be transferred to a participant on the applicable Purchase Date, the Compensation Committee may determine that for the longer of (x) two years following the Offering Date applicable to such share and (y) one year following the Purchase Date applicable to such share, any share acquired pursuant to the terms of the ESPP cannot be transferred out of such participant’s account other than in connection with a “disposition” (as such term is used in Section 423(a)(1) of the Code).

Adjustments Upon Certain Corporate Transactions
The number of shares of Common Stock covered by each option under the ESPP that has not yet been exercised, the number of shares of Common Stock that have been authorized for issuance under the ESPP but that have not yet been placed under option, the maximum number of shares of Common Stock available under the ESPP, and the Purchase Price for each then-current Offering Period shall, if applicable, be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, a reverse stock split, a stock dividend, a subdivision, combination, or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, or any increase or decrease in the value of a Share resulting from a spinoff or split-up.

Transferability; Use of Fund
No amounts accumulated in an employee’s notional account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the ESPP will be assignable or transferable by the employee, except by will or the laws of descent following an employee’s death.

All contributions received or held by the Company under the ESPP may be used by the Company for any corporate purposes, and the Company is not obligated to segregate such contributions.

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Rights as Stockholder
An eligible employee participating in the Purchase Plan will have no rights as a stockholder with respect to shares under election to purchase in any offering until payment has been completed by the last business day of such offering and the shares of our common stock have been issued to such participant.

Amendment and Termination
The Board may amend, alter, suspend, discontinue, or terminate the ESPP or any portion thereof at any time, except that (i) no such action shall be made without stockholder approval if stockholder approval is required to comply with any tax or regulatory requirement applicable to the ESPP and (ii) no such action shall be made without the consent of participants if such action would materially and adversely affect the rights of such participants (other than any action that the Compensation Committee determines is required or advisable for compliance with applicable law or regulations).

U.S. Federal Income Tax Consequences
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income will be recognized by an employee, and no deductions will be allowable to the Company, upon either the grant or the exercise of purchase rights. However, an employee may become liable for tax upon dispositions of shares of Common Stock acquired under the ESPP, and the tax consequences will depend on how long an employee has held the shares prior to disposition.

Taxable income will not be recognized until (i) there is a sale or other disposition of the shares of Common Stock acquired under the ESPP, or (ii) the employee dies while still owning the purchased shares. If an employee sells or otherwise disposes of the purchased shares within two years after the beginning of the Offering Period in which such shares were acquired or within one year after the Purchase Date, the employee will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the Purchase Date exceeded the price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to such amount. The employee will also recognize a capital gain to the extent that the amount realized upon the sale of the shares exceeds the sum of the aggregate price paid for those shares and the ordinary income recognized in connection with the disposition.

If a Participant sells or otherwise disposes of the purchased shares more than two years after the beginning of the Offering Period in which such shares were acquired and more than one year after the Purchase Date (or the employee dies while holding the purchased shares), the employee will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the sale price of the shares exceeded the price paid for those shares and (ii) the amount by which the fair market value of the shares on the first day of the Offering Period exceeded the offering price (determined as if the first day of the Offering Period were the Purchase Date). Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

To the extent required by applicable federal, state, or local law, a participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the ESPP. The foregoing provides only a general description of the application of federal income tax laws with respect to participation in the ESPP. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. In addition, this discussion does not apply to every specific transaction that may occur in connection with the ESPP. Therefore, it is important that any participant consult with his or her own tax advisor before taking or not taking any action with respect to the ESPP.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE DHI GROUP, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN.

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FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

About the Annual Meeting

Q:     Why did I receive the Notice of Internet Availability of Proxy Materials?

A:    The Notice of Internet Availability of Proxy Materials is first being mailed on or about April 2, 2026 to holders of the Company’s common stock, par value $0.01, entitled to vote at the Annual Meeting. Each owner of record of common stock on the record date is entitled to one vote for each share. At the close of business on March 20, 2026, the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 43,898,515 shares of common stock issued and outstanding, including 2,557,323 shares of unvested restricted common stock. The shares of common stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”

Q:     Who is eligible to vote?
A:     You may vote if you were a stockholder of record at the close of business on March 20, 2026.
Q:     How do I cast my vote?
A:     If you are eligible to vote, you can vote by:

Internet: www.investorvote.com/dhx. Votes submitted via the Internet must be received by 9:59 P.M. Mountain Time on May 14, 2026.
Telephone: 1-800-652-VOTE (8683) (within USA, US territories and Canada on a touch tone phone)
Votes submitted by telephone must be received by 9:59 P.M., Mountain Time, on May 14, 2026.
Mail: If you received written material, complete, sign and return your Annual Meeting Proxy Card so that it is received by May 14, 2026.
Virtually: You may vote your shares at the virtual Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (valid proxy) reflecting your DHI Group, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Mountain Time, on May 14, 2026, as described under “Frequently Asked Questions About Voting and the Annual Meeting - How do I register to attend the Annual Meeting virtually on the Internet?”

If you attend the annual meeting you may change your vote (whether cast via the internet, telephone, mail or virtually) at any time up to the adjournment of the Annual Meeting.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

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Q:    How can I attend the Annual Meeting?
A:    The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting meetnow.global/M44KV2J. You also will be able to vote your shares online by attending the Annual Meeting by webcast if you register with the control number provided in your voting materials.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or in the instructions that accompanied the Notice of Internet Availability of Proxy Materials. A password is not required to attend the Annual Meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 11:00 AM Mountain Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Online check-in will begin at approximately 10:45 AM, Mountain Time, and you should allow ample time for the check-in procedures. Please follow the registration instructions as outlined in this Proxy Statement.

Q:    How do I register to attend the Annual Meeting virtually on the Internet?

A:    If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice of Internet Availability of Proxy Materials or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (valid proxy) reflecting your DHI Group, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Mountain Time, on May 14, 2026.

You will receive a confirmation of your registration by email after your registration materials are received.

Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:
        Computershare
        DHI Group, Inc. Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001

Q:    How will I be able to participate in the Annual Meeting?

A:    We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting meetnow.global/M44KV2J, as further described above. The question and answer session will also include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the Annual Meeting at any time by visiting meetnow.global/M44KV2J, logging in, and utilizing the “Q & A” function.

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The virtual Annual Meeting format allows stockholders to communicate with the Company during the Annual Meeting so they can ask questions of our management and Board, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at meetnow.global/M44KV2J, clicking the Q&A button on your screen and typing your question into the provided text field.

We reserve the right to exclude questions regarding topics that are not pertinent to Annual Meeting matters or Company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on the Investors section of our website (http://dhigroupinc.com/investors), as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct, and other materials for the Annual Meeting will be available during the meeting at meetnow.global/M44KV2J.

Q:    Who should I contact if I encounter technical issues accessing or participating in the Annual Meeting?

A:    The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

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Q:     What constitutes a quorum at the Annual Meeting?

A:     A quorum is required to conduct business at the Annual Meeting. The presence in person, including by means of remote communication, or by proxy of the holders of a majority in voting power of all outstanding shares of stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Broker non-votes and abstentions are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of our independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.

Q:     What am I voting on?

A:     We are asking for your vote on the following proposals at the Annual Meeting:
1.The election of two Class I directors, for a term of three years, or until their successors are duly elected and qualified.
2.The ratification of the selection of RSM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.An advisory vote to approve the compensation of our named executive officers.
4.Approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as Amended and Restated.
5.Approval of the First Amendment to the DHI Group, Inc. 2020 Employee Stock Purchase Plan.

Q:     What vote is required for the proposals to pass?

A:     If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

Proposal 1 - Election of Directors. The director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person, including by means of remote communication, or by proxy. For purposes of this proposal, a majority of the votes cast means that the number of shares “FOR” a director must exceed the number of shares voted “against” that director in order for such director to be elected. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Proposal 2 - Ratification of the Appointment of RSM as the Company’s independent auditor. The affirmative vote of a majority in voting power of shares of common stock present in person, including by means of remote communication, or by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the effect of voting against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of the vote.

Proposal 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers. The affirmative vote of a majority in voting power of shares of common stock present in person, including by means of remote communication, or by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the effect of voting against this proposal. Broker non-votes will not be treated as entitled to vote on this proposal, and accordingly have no effect on the outcome of this proposal.

Proposal 4 - Approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan as Amended and Restated. The affirmative vote of a majority in voting power of shares of common stock present in person, including by means of remote communication, or by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the effect of voting against this proposal. Broker non-votes will not be treated as entitled to vote on this proposal, and accordingly have no effect on the outcome of this proposal.

Proposal 5 - Approval of the First Amendment to the 2020 DHI Group, Inc. Employee Stock Purchase Plan as Amended and Restated. The affirmative vote of a majority in voting power of shares of common stock present in person, including by means of remote communication, or by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the effect of voting against this proposal. Broker non-votes will not be treated as entitled to vote on this proposal, and accordingly have no effect on the outcome of this proposal.

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Q:     What are the Board’s Recommendations?

A:     Our Board’s recommendation is set forth together with the description of each proposal. In summary, our Board recommends a vote:

a.FOR the election of the two Class I director nominees (Proposal 1);
b.FOR the ratification of the selection of RSM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2);
c.FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3); and
d.FOR the approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan as Amended and Restated (Proposal 4).
e.FOR the approval of First Amendment to the 2020 DHI Group, Inc. Employee Stock Purchase Plan (Proposal 5).

Proposal	Broker Discretionary Vote Allowed?
Election of directors	No
Ratification of selection of independent registered public accounting firm	Yes
Advisory vote with respect to the compensation of our named executive officers	No
Approval of the Second Amendment to the DHI Group, Inc. 2022 Omnibus Equity Award Plan as Amended and Restated	No
Approval of the First Amendment to the Employee Stock Purchase Plan	No

Q:     What if I don’t provide voting instructions?

A:     Whether or not you are able to personally attend the Annual Meeting online, you are encouraged to vote your shares. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated and you are a stockholder of record, the shares will be voted as recommended by the Board. If no instructions are indicated and your shares are held in street name, applicable stock exchange rules restrict when brokers may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners, and, accordingly, your broker may not vote your uninstructed shares on any proposal other than Proposal 2. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.

Stockholders of record will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders whose shares are held in street name should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is the earlier of (i) the Annual Meeting’s adjournment or (ii) 9:59 P.M., Mountain Time, on May 14, 2026. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.

Q:     Can I change my vote after I have voted?

A:     Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person or by means of remote communication (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, CO 80111 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. Alternatively, to revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

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Q:     How will the votes be counted?

A:     A representative of Computershare, our inspector of election, will tabulate and certify the votes.

Q:     How can I find the results of the voting after the Annual Meeting?

A:     We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the Commission within four business days following the Annual Meeting.

Q:     Who pays for the solicitation of proxies for the Annual Meeting?

A:     We have retained Innisfree to perform proxy solicitation services for us, involving conducting a bank/broker search, distributing proxy solicitation materials to stockholders, providing information to stockholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, Innisfree has agreed to provide consulting and analytic services upon request. We will pay a fee not to exceed $20,000 to Innisfree, plus out-of-pocket expenses for these services.

Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock held in their names.

If you have any questions or require any assistance with voting your shares, please contact Innisfree at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Q:    Why are you holding a virtual meeting instead of a physical meeting?
A:    In 2020, we decided to hold our Annual Meeting of stockholders virtually. We have continued to host the Annual Meeting as a virtual event to provide for greater participation as our stockholders are not centrally located. We believe that a virtual meeting enables greater stockholder attendance and participation from any location around the world.

Electronic Delivery of Proxy Materials and Annual Report on Form 10-K

This Proxy Statement and the Company’s Annual Report on Form 10-K are available on the Investors section of the Company’s website at http://dhigroupinc.com/investors. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by utilizing the contact information on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

Householding

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, you may have received only a single copy of the Notice of Internet Availability of Proxy Materials, the annual report or the Proxy Statement. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs and the environmental impact of the Annual Meeting. We will deliver promptly

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upon request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. Any such street name stockholder residing at the same address who wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials, this Proxy Statement or the accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, Colorado 80111, Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181. Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner.

Stockholder Communications

Stockholders and other interested parties may contact any of the Company’s directors, including the Chairperson, the non-management directors as a group, the chairs of any committee of the Board of Directors or any committee of the Board of Directors by writing them as follows:

[Name(s)/Title(s)]
c/o Corporate Secretary
DHI Group, Inc.
6465 Greenwood Plaza Blvd., Suite 400
Centennial, Colorado 80111

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines is required to be directed to the attention of the Board or such individual director. Our Corporate Secretary reserves the right not to forward to Board members any inappropriate materials. The Board or any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Stockholder Proposals for Inclusion in 2027 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s Proxy Statement for the 2026 Annual Meeting, stockholder proposals must be received by the Company in accordance with the timing and other requirements of Rule 14a-8. Therefore, in order to be included in the Company’s Proxy Statement for the 2026 Annual Meeting, stockholder proposals must have been received at our principal executive offices no later than December 3, 2026, unless the date of the Company’s 2027 Annual Meeting is more than 30 days before or after May 15, 2027, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. All proposals should be addressed to the Corporate Secretary, DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, Colorado 80111.

Director Nominations and Other Stockholder Proposals for Presentation at the 2027 Annual Meeting

In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s Proxy Statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2027 Annual Meeting, such a proposal must generally have been received by the Company on or after January 17, 2027 but no later than February 16, 2027 subject to certain exceptions in the Company’s by-laws. Any stockholder business may be excluded if the notice does not meet the requirements of the advance notice procedures set forth in our by-laws. In addition, Rule 14a-19 under the Exchange Act requires additional information be included in director nomination notices, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If any change occurs with respect to such stockholder’s intent to solicit the holders of shares representing at least 67% of such voting power, such stockholder must notify us promptly.

If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.

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Other Matters

As of the date of this Proxy Statement, the Board is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Art Zeile
President and Chief Executive Officer
April 2, 2026

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APPENDIX A - INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND OTHER INFORMATION

Non-GAAP Financial Measures

We have provided certain non-GAAP financial information as additional measures for our operating results. These measures are not in accordance with, or an alternative for, measures in accordance with U.S. GAAP and may be different from similarly titled non-GAAP measures reported by other companies. We believe the presentation of non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA margin, provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP metrics used by management to measure operating performance. Management uses Adjusted EBITDA and Adjusted EBITDA Margin as performance measures for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA represents net income plus (to the extent deducted in calculating such net income) interest expense, income tax expense, depreciation and amortization, and items such as non-cash stock based compensation, losses resulting from certain dispositions outside the ordinary course of business including prior negative operating results of those divested businesses, certain write-offs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering or any other offering of securities by the Company, extraordinary or non-recurring non-cash expenses or losses, losses from equity method investments, transaction costs in connection with the credit agreement, deferred revenues written off in connection with acquisition purchase accounting adjustments, write-off of non-cash stock-based compensation expense, impairment of investment, severance and retention costs related to dispositions and reorganizations of the Company, restructuring charges and losses related to legal claims and fees that are unusual in nature or infrequent, minus (to the extent included in calculating such net income) non-cash income or gains, including income from equity method investments, interest income, business interruption insurance proceeds, and any income or gain resulting from certain dispositions outside the ordinary course of business, including prior operating results of those divested businesses, and gains related to legal claims that are unusual in nature or infrequent.

Adjusted EBITDA Margin is computed as Adjusted EBITDA divided by Revenues.

We also consider Adjusted EBITDA and Adjusted EBITDA Margin, as defined above, to be important indicators to investors because they provide information related to our ability to provide cash flows to meet future debt service, capital expenditures, and working capital requirements, and to fund future growth. We present Adjusted EBITDA and Adjusted EBITDA Margin as supplemental performance measures because we believe that these measures provide our Board, management and investors with additional information to measure our performance, provide comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We understand that although Adjusted EBITDA and Adjusted EBITDA Margin is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our liquidity or results as reported under GAAP. Some limitations are:

•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any cash requirements for such replacements; and

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•Other companies in our industry may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently than we do, limiting their usefulness as a comparative measure.

To compensate for these limitations, management evaluates our liquidity by considering the economic effect of excluded expense items independently, as well as in connection with its analysis of cash flows from operations and through the use of other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis.

Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of our financial performance under GAAP and should not be considered as an alternative to revenue, operating income, net income, net income margin, cash provided by operating activities, or any other performance measures derived in accordance with GAAP as a measure of our profitability or liquidity.

A reconciliation of Adjusted EBITDA for the years ended December 31, 2025 and 2024 follows (in thousands):

	Year Ended December 31,
	2025	2024
Reconciliation of Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$(13,510)	$253
Interest expense	2,459	3,200
Income tax expense (benefit)	(1,178)	2,697
Depreciation	14,244	17,972
Amortization	333	—
Non-cash stock based compensation	4,857	8,063
Income from equity method investment	(92)	(225)
Impairment of intangible assets	9,600	—
Impairment of goodwill	7,800	—
Impairment of right-of-use asset	1,379	—
Impairment of investments	948	400
Severance, professional fees and related costs	1,777	1,842
Restructuring	6,486	1,111
Adjusted EBITDA	$35,103	$35,313

A reconciliation of Adjusted EBITDA Margin for the years ended December 31, 2025 and 2024 follows (in thousands, except percentages):

	Year Ended December 31,
	2025	2024
Revenues	$127,826	$141,926
Net income (loss)	$(13,510)	$253
Net income (loss) margin(1)	(11)%	—%

Adjusted EBITDA	$35,103	$35,313
Adjusted EBITDA Margin(1)	27%	25%
(1) Net income margin and Adjusted EBITDA Margin are calculated by dividing the respective measure by that period's revenues.

Definition of Bookings and Leverage Ratio

Bookings represent the value of all contractually committed services in which the contract start date is during the period and will be recognized as revenue within 12 months of the contract start date. For contracts that extend beyond 12 months, the value of those contracts beyond 12 months is recognized as Bookings on each annual anniversary of each contract start date valued as the amount of revenue that will be recognized within 12 months of the respective anniversary date.

Leverage ratio is computed by dividing debt by Adjusted EBITDA.

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APPENDIX B - SECOND AMENDMENT TO THE DHI GROUP, INC. 2022 OMNIBUS EQUITY AWARD PLAN, AS AMENDED AND RESTATED

DHI Group, Inc. 2022
Omnibus Equity Award Plan
(As Amended and Restated Effective ___________, 2026)

1.Purpose. The purpose of the DHI Group, Inc. 2022 Omnibus Equity Award Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel, including the services of experienced and knowledgeable non-executive directors, and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including but not limited to incentive compensation measured by reference to the value of Common Stock or the results of operations of the Company, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders. This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub-Plans”) that permit offerings of grants to employees of certain Designated Foreign Subsidiaries. Offerings under the Sub-Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub-Plans, but the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub-Plans.

2.Definitions. The following definitions shall be applicable throughout the Plan.

a.“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

b.“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award and Performance Compensation Award granted under the Plan. For purposes of Section 5(c) of the Plan, “Award” and “Award under the Plan” shall also mean any stock-based award granted under a Prior Plan and outstanding on the Effective Date.

c.“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

d.“Board” means the Board of Directors of the Company.

e.“Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment, consulting, change in control, severance or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment, consulting, change in control, severance or other agreement (or the absence of any definition of “cause” or term of similar import therein), (A) the Participant has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, and such failure has resulted in, or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate (B) the Participant has engaged in conduct harmful (whether financially, reputationally or otherwise) to the Company or an Affiliate (C) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (D) the willful misconduct or gross neglect of the Participant that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate, (E) the willful violation by the Participant of the written policies of the Company or any of its Affiliates, that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate; (F) the

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Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company (other than good faith expense account disputes); (G) the Participant’s act of personal dishonesty which involves personal profit in connection with the Participant’s employment or service with the Company or an Affiliate, or (H) the willful breach by the Participant of fiduciary duty owed to the Company or an Affiliate; provided, however, that the Participant shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clause (A) hereof, to the extent capable of cure during such 10-day period. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

f.“Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement (or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate) states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

i.the acquisition by any Person other than Quadrangle Capital Partners II LP (“Quadrangle”), General Atlantic Partners 79, L.P. (“General Atlantic”) or their respective Affiliates (each, individually an “Investor” and collectively, the “Investors”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company, or (II) any acquisition by any employee benefit plan sponsored or maintained by the Company; provided, however, that the foregoing exception for acquisitions by Quadrangle or General Atlantic, as applicable, shall cease to apply with respect to such Investor after the date on which such Investor ceases to have beneficial ownership of at least 10% of the Outstanding Company Common Stock;

ii.individuals who, during any consecutive 24-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;\

iii.the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; or

iv.the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or the entity which has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding

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Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any Investor or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

g.“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

h.“Committee” means the Compensation Committee of the Board or, if no such Compensation Committee exists, the Board.

i.“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged). “Company” means DHI Group, Inc., a Delaware corporation, and any successor thereto.

j.“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award agreement.

k.“Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

l.“Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting, change in control, severance or other agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting, change in control, severance or other agreement (or in the absence of any definition of “disability” or term of similar import therein), a Participant’s total disability as defined below and (to the extent required by Section 409A of the Code) determined in a manner consistent with Section 409A of the Code and the regulations thereunder:

i.The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

ii.A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company.

m.“Effective Date” means July 13, 2022, the date the Plan was originally approved by the shareholders of the Company.

n.“Eligible Director” means a person who is (i) a “non‑employee director” within the meaning of Rule 16b‑3 under the Exchange Act and (ii) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

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o.“Eligible Person” means any (i) individual employed by the Company or an Affiliate who satisfies all of the requirements of Section 6 of the Plan; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable on Form S‑8 under the Securities Act; or (iv) any prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or its Affiliates).

p.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

q.“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

r.“Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, or if the Committee determines in its sole discretion that the shares of Common Stock are too thinly traded for Fair Market Value to be determined pursuant to clause (i) or (ii), the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

s.“Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii) of the Plan.

t.“Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

u.“Indemnifiable Person” shall have the meaning set forth in Section 4(f) of the Plan.

v.“Investor” and “Investors” have the meaning given such term in the definition of “Change in Control”. “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
w.“Non-Employee Director” means a member of the Board who is not an employee of a member of the Company or any Affiliate.

x.“NYSE” means the New York Stock Exchange.

y.“Option” means an Award granted under Section 7 of the Plan.

z.“Option Period” has the meaning given such term in Section 7(c) of the Plan.

aa.“Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

ab.“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

ac.“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

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ad.“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

ae.“Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion or none of the Performance Compensation Award has been earned for the Performance Period.

af.“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

ag.“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

ah.“Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.

ai.“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.

aj.“Plan” means this DHI Group, Inc. 2022 Omnibus Equity Award Plan, as amended and restated from time to time.

ak.“Prior Plan” shall mean the DHI Group, Inc. 2012 Omnibus Equity Award Plan.

al.“Released Unit” shall have the meaning assigned to it in Section 9(f)(ii) of the Plan.

am.“Restricted Period” means the period of time determined by the Committee during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

an.“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

ao.“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

ap.“SAR Period” has the meaning given such term in Section 8(c) of the Plan.

aq.“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

ar.“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

as.“Strike Price” has the meaning given such term in Section 8(b) of the Plan.

at.“Substitute Award” has the meaning given such term in Section 5(e) of the Plan.

au.“Sub-Plans” has the meaning given such term in Section 1 of the Plan.

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av.“Vesting Commencement Date” has the meaning given such term in an applicable Award agreement under the Plan.

3.Effective Date; Duration. The Plan was originally effective as of the Effective Date. This amendment and restatement of the Plan shall be effective as of ______________, 2026, and hereby restates and supersedes the prior versions of the Plan in their entirety. The expiration date of the Plan shall be July 13, 2032 (the tenth anniversary of the date that the Plan was originally approved by the shareholders of the Company), on and after which date no Awards may be granted hereunder; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.Administration.
a.The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or any exception or exemption under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

b.Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting, delivery or exercisability of, payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

c.Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons who are non-employee members of the Board or otherwise are subject to Section 16 of the Exchange Act.

d.The Committee shall have the authority to amend the Plan (including by the adoption of appendices or subplans) and/or the terms and conditions relating to an Award to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

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e.Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

f.No member of the Board, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

g.Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.Grant of Awards; Shares Subject to the Plan; Limitations.

a.The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and/or Performance Compensation Awards to one or more Eligible Persons.

b.Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan and subsection (e) below, no more than 7,759,877 shares of Common Stock plus any shares of Common Stock that become available after the Effective Date for issuance upon cancellation or expiration of awards granted under the Prior Plan to the extent not exercised or settled, may be delivered in the aggregate pursuant to Awards granted under the Plan; (ii) subject to Section 12 of the Plan, no more than 2,000,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any 12-month period; (iii) subject to Section 12 of the Plan, no more than 3,000,000 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 1,000,000 shares of Common Stock may be delivered in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any Participant for a single Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair

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Market Value of 1,000,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single year) pursuant to a Performance Compensation Award denominated in cash described in Section 11(a) of the Plan shall be $5,000,000 and (vi) subject to Section 12 of the Plan, the aggregate Awards granted to any one Non-Employee Director in respect of any single fiscal year of the Company, solely with respect to his or her service on the Board, may not exceed $750,000 based on (x) the aggregate value of all Awards denominated in cash and (y) the Fair Market Value of all Awards denominated in Common Stock, in each case as determined on the Date of Grant (provided that with respect to Non-Employee Director fees payable in cash, if a Non-Employee Director elects to receive such fees in an Award or Awards denominated in Common Stock, then such fees and the Award or Awards in lieu thereof shall not count against such $750,000 limit).

c.Shares of Common Stock shall be deemed to have been used in settlement of Awards whether or not they are actually delivered; provided, however, that if the Fair Market Value equivalent of such shares is paid in cash such shares shall again become available for other Awards under the Plan. Shares of Common Stock withheld by the Company or owned by a Participant that are surrendered or tendered to the Company (either directly or by means of attestation) in payment of the Exercise Price of an Option or SAR, to satisfy any tax withholding liabilities in respect of an Option or SAR, or upon the net settlement or net exercise of an Option or SAR, in accordance with the terms and conditions of the Plan and any applicable Award agreement, shall not become available for other Awards under the Plan. Shares of Common Stock withheld by the Company or owned by a Participant that are surrendered or tendered to the Company (either directly or by means of attestation) in payment of the purchase price of an Award other than Options or SARs or to satisfy any tax withholding liabilities in respect of an Award other than Options or SARs, in accordance with the terms and conditions of the Plan and any applicable Award agreement, shall again become available for other Awards under the Plan; provided, however, that in no event shall such shares increase the number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent an Award under the Plan expires, terminates or is canceled or forfeited for any reason whatsoever, including if shares are not issued on the settlement of SARs, without the Participant having received any benefit therefrom, the shares covered by such Award shall again become available for other Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” (i) in the case of forfeited Restricted Stock by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture or (ii) in the case of an Award canceled by reason of a new Award being granted in substitution therefor.

d.Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing. Following the Effective Date, no further awards shall be granted under any Prior Plan.

e.Subject to Section 14(b), awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan; provided, further, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code that were previously granted by an entity that is acquired by the Company or any Affiliate through a merger or acquisition shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for delivery under the Plan.

f.Notwithstanding any other provision of the Plan, except in connection with Awards that are assumed or substituted pursuant to Section 5(e), no Award or portion of an Award granted on or after ____________, 2026 may vest before the first anniversary of the date of grant, subject to earlier vesting in whole or in part in

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connection with a Change in Control or upon a Participant’s death, Disability or termination without Cause; provided, however, that the Company may grant Awards with respect to up to five percent (5%) of the number of shares of Common Stock reserved for issuance under Section 5(b) without regard to the minimum vesting period set forth in this Section 5(f). The Committee may accelerate the vesting or exercisability of an Award in circumstances other than a Change in Control or a Participant’s death, Disability or termination without Cause, provided that such acceleration does not cause an Award that is subject to the minimum vesting requirements of this Section 5(f) to vest or become exercisable prior to the first anniversary of the date of grant.

6.Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.Options.

a.Generally. Each Option granted under the Plan shall be evidenced by an Award agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

b.Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in Section 14(b) of the Plan.

c.Vesting and Expiration.

i.Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee, subject to Section 5(f) of the Plan, and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”) or otherwise prohibited by law, the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition but only to the extent such extension would not violate Section 409A; provided, however, that in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate; provided, further, that, subject to Section 5(f) of the Plan, notwithstanding any vesting or exercisability dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to vesting and/or exercisability.

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ii.Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award agreement or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, in each case, subject to Section 5(f) of the Plan:

1.an Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to such Option on the first anniversary of the Vesting Commencement Date and with respect to an additional six and one-quarter percent (6-1/4%) on the last day of each three-month period following thereafter;

2.the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option with the Company and its Affiliates, and the vested portion of such Option shall remain exercisable for (A) one year following termination of employment or service with the Company and its Affiliates by reason of such Participant’s death or Disability, but not later than the expiration of the Option Period, or (B) 90 days following termination of employment or service with the Company and its Affiliates for any reason other than such Participant’s death or Disability, and other than such Participant’s termination of employment or service with the Company and its Affiliates for Cause, but not later than the expiration of the Option Period; and

3.both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service with the Company and its Affiliates by the Company for Cause.

d.Other Terms and Conditions. Except as specifically provided otherwise in an Award agreement, each Option granted under the Plan shall be subject to the following terms and conditions:

i.Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

ii.Each share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share, when the Participant purchases the share or when the Option expires.

iii.Subject to Section 15(b) of the Plan, Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.

iv.At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

e.Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third party administrator), or telephonic instructions to the extent provided by the Committee, in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of

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Common Stock in lieu of actual delivery of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest; (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock shall be settled in cash.

f.Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Common Stock.

g.Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Common Stock of the Company is listed or quoted.

h.$100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of shares of Common Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

8.Stock Appreciation Rights.

a.Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

b.Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option. Any modification to the Strike Price of an outstanding SAR shall be subject to the prohibition on repricing set forth in Section 14(b) of the Plan.

c.Vesting and Expiration.

i.A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. Subject to Section 5(f) of the Plan, a SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, subject to Section 5(f) of the Plan, the Committee may, in its sole discretion, accelerate

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the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or the Company-imposed “blackout period”) or otherwise prohibited by law, the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition but only to the extent such extension would not violate Section 409A.

ii.Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award agreement or any applicable employment, consulting, change-in-control, severance or other agreement between a Participant and the Company or an Affiliate, in each case, subject to Section 5(f) of the Plan:

1.a SAR shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to such SAR on the first anniversary of the Vesting Commencement Date and with respect to an additional six and one-quarter percent (6-1/4%) on the last day of each three-month period following thereafter;

2.the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR with the Company and its Affiliates, and the vested portion of such SAR shall remain exercisable for (A) one year following termination of employment or service with the Company and its Affiliates by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service with the Company and its Affiliates for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service with the Company and its Affiliates for Cause, but not later than the expiration of the SAR Period; and

3.both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service with the Company and its Affiliates by the Company for Cause.

d.Other Terms and Conditions. Except as specifically provided otherwise in an Award agreement, each SAR granted under the Plan shall be subject to the following terms and conditions:

i.Each SAR or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

ii.Subject to Section 15(b) of the Plan, SARs shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.

iii.At the time of any exercise of a SAR, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of a SAR shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

e.Method of Exercise. SARs which have become exercisable may be exercised by delivery of written (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if

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applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

f.Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

g.Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of shares of Common Stock underlying the substituted SARs shall be the same as the number of shares of Common Stock underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options; provided, however, that if, in the opinion of the Company’s independent public auditors, the foregoing provision creates adverse accounting consequences for the Company, such provision shall be considered null and void.

9.Restricted Stock and Restricted Stock Units.

a.Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as determined by the Committee and may be reflected in the applicable Award agreement. The Committee shall establish restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, and the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested, subject to Section 5(f) of the Plan. Subject to Section 5(f) of the Plan, the Committee may in its sole discretion accelerate the vesting and/or the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards.

b.Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 15(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock (provided that any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within 15 days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate)). The Committee shall also be permitted to cause a stock certificate registered in the name of the Participant to be issued. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

c.Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, in each case, subject to Section 5(f) of the Plan: (i) the

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Restricted Period shall lapse with respect to twenty-five percent (25%) of the Restricted Stock and Restricted Stock Units on the first anniversary of the Vesting Commencement Date and with respect to an additional six and one-quarter percent (6-1/4%) on the last day of each three-month period thereafter; and (ii) the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award. Subject to Section 5(f) of the Plan, the Committee may in its sole discretion accelerate the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards.

d. Restricted Stock Units: No shares shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) awarded to a Participant may be credited with cash and stock dividends paid in respect of one share of Common Stock (“Dividend Equivalents”). Subject to Section 15(c) of the Plan, Dividend Equivalents shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

e.Restrictions; Forfeiture:

i.Restricted Stock awarded to a Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to the following provisions in addition to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; and (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement. In the event of any forfeiture, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder shall terminate without further action or obligation on the part of the Company.

ii.Restricted Stock Units awarded to any Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to such other terms and conditions as may be set forth in the applicable Award agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Stock Units shall terminate without further action or obligation on the part of the Company.

iii.The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

f.Delivery of Restricted Stock and Settlement of Restricted Stock Units.

i.Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and the attainment of any other vesting criteria established by the Committee, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge a notice evidencing a book entry notation (or, if applicable, the stock certificate) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

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ii.Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit which has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Released Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld.

g.Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

10.Other Stock-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, or other Awards denominated in Common Stock (including, without limitation, performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of shares of Common Stock under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement including, without limitation, the payment by the Participant of the Fair Market Value of such shares of Common Stock on the Date of Grant.

11.Performance Compensation Awards.

a.Generally. The Committee shall have the authority, at or before the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award.

b.Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period (subject to Section 5(f) of the Plan), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

c.Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing). Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or a percentage of a prior period’s Performance Criteria, or used on an absolute, relative or adjusted basis, as the Committee may deem appropriate

d.Payment of Performance Compensation Awards. Unless otherwise provided in the applicable Award agreement or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, a Participant must be employed by or rendering services to the Company or an Affiliate on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

12.Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other

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similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in any case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

i.adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria, Performance Formula and Performance Goals);

ii.providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

iii.cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) (“ASC 718”), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice (including by placement on the Company’s website) of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.Effect of Change in Control.

a.Except to the extent otherwise provided in an Award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, if a Participant’s employment or service is terminated by the Company and its Affiliates other than for Cause (and other than due to death or Disability) within the 12-month period following a Change in Control, then:

i.all then-outstanding Options and SARs shall become immediately exercisable as of such Participant’s date of termination with respect to all of the shares subject to such Option or SAR;

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ii.the Restricted Period shall expire as of such Participant’s date of termination with respect to all of then-outstanding shares of Restricted Stock or Restricted Stock Units (including without limitation a waiver of any applicable Performance Goals); and

iii.Awards previously deferred shall be settled in full as soon as practicable following such Participant’s date of termination.

b.All incomplete Performance Periods in effect on the date the Change in Control occurs shall end on such date, and the Committee may (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee.

c.In addition, in the event of a Change of Control, the Committee may in its discretion and upon at least five (5) days’ advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. Notwithstanding the above, the Committee shall exercise such discretion over any Award subject to Section 409A of the Code at the time such Award is granted.

d.The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

e.To the extent practicable, the provisions of this Section 13 shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Common Stock subject to their Awards.

14.Amendments and Termination.

a.Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted or for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 14(b) of the Plan without stockholder approval.

b.Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash in a manner which would either (A) be reportable on the Company’s proxy statement as Options which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to

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qualify for equity accounting treatment) and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

15.General.

a.Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorized representative of the Company.

b.Nontransferability.

i.Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

ii.Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement; (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

iii.The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Permitted Transferee, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

c.Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, shares of Common Stock, other

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securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 30 days after such Awards are earned and become distributable).

d.Tax Withholding.

i.A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

ii.Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the maximum statutory withholding amount permitted that will not result in adverse accounting treatment of the Award as a liability award under ACS 718) by (A) payment in cash; (B) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (C) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability.

e.No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

f.International Participants. Without limiting the generality of Section 4(d) of the Plan, with respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or subplans or appendices thereto, or outstanding Awards, with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

g.Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a

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new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse (or domestic partner if such status is recognized by the Company according to the procedures established by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, his or her estate. After receipt of Options in accordance with this paragraph, beneficiaries will only be able to exercise such options in accordance with Section 7(e) of this Plan.

h.Termination of Employment or Service. Except as otherwise provided in an Award agreement or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company or its Affiliates in a non-employee capacity (including as a Non-Employee Director) (or vice-versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

i.No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to that person.

j.Government and Other Regulations.

i.The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities of the Company are then listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

ii.The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from

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the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

k.No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

l.Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

m.Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

n.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

o.Reliance on Reports. Each member of the Committee and each member of the Board (and their respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

p.Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

q.Purchase for Investment. Whether or not the Options and shares covered by the Plan have been registered under the Securities Act, each person exercising an Option under the Plan or acquiring shares under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares

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for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant upon the exercise of any Option granted under the Plan.

r.Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.

s.Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

t.Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

u.409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

i.Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

ii.Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

v.Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement

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or non-disclosure covenant or agreement, or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant shall forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of shares of Common Stock acquired in respect of such Award, and must promptly repay such amounts to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee in its sole discretion, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NYSE or other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award agreements).

w.Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

* * *

Originally adopted by the Board of Directors of the Company on May 13, 2022 and approved by shareholders of the Company on July 13, 2022.

Amended and restated by the Board of Directors of the Company on March 17, 2023 and approved by the shareholders of the Company on April 26, 2023.

Amended and restated by the Board of Directors of the Company on March 26, 2026 and approved by the shareholders of the Company on ________________, 2026.

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APPENDIX C - FIRST AMENDMENT TO THE DHI GROUP, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

First Amendment to DHI Group, Inc. Employee Stock Purchase Plan
WHEREAS, DHI Group, Inc., a Delaware corporation (the “Company”) sponsors the Employee Stock Purchase Plan (the “Plan”);
WHEREAS, pursuant to Section 17 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, subject to any requirement for shareholder approval if necessary to comply with applicable law; and
WHEREAS, the Board desires to amend the Plan to increase the maximum number of Shares (as defined in the Plan) that shall be made available for sale under the Plan, subject to the approval of the Company’s shareholders.
NOW, THEREFORE, the Plan is hereby amended, subject to and effective as of the date of the approval of the Company’s shareholders, as follows:

1.The first sentence of Section 11(a) of the Plan is amended and restated in its entirety as follows:

a.Subject to adjustment as provided in Section 16, the maximum number of Shares that shall be made available for sale under the Plan shall be 1,000,000.

1.Except as set forth above, all other provisions of the Plan shall remain in effect unaffected hereby.

IN WITNESS WHEREOF, the Board has adopted the First Amendment to DHI Group, Inc. Employee Stock Purchase Plan on March 26 2026, subject to and effective as of the date of the approval of the Company’s shareholders.

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DHI Group, Inc.

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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ADD 5
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Go to **www.investorvote.com/DHX** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2026 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A **Proposals — The Board of Directors recommend a vote FOR all the nominees for director listed under Proposal 1 and FOR Proposals 2, 3, 4 and 5.**

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1. Election of Directors:

Nominee	For	Against	Abstain
01 - Art Zeile	☐	☐	☐
02 - Elizabeth Salomon	☐	☐	☐

B **Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 JNT

1 U P X 6 8 0 6 4 7

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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048WRE

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2026 Annual Meeting of DHI Group, Inc. Stockholders
The 2026 Annual Meeting of Stockholders of DHI Group, Inc. will be held on May 15, 2026 at 11:00 a.m. Mountain Time, virtually via the internet at meetnow.global/M44KV2J.

To access the virtual meeting you must have the information printed in the shaded bar on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DHI Group, Inc.

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Notice of 2026 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2026

Greg Schippers, E. Jack Connolly, Shannon Gausman and Rachel Ceccarelli or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of DHI Group, Inc. to be held on May 15, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3, 4, and 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

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